++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus supplement and the accompanying + +prospectus is not complete and may be changed. This prospectus supplement and + +the accompanying prospectus are not an offer to sell these securities, and + +are not soliciting an offer to buy these securities, in any jurisdiction +
+where the offer or sale is not permitted.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                 FILED PURSUANT TO RULE 424(b)(2)
                                 REGISTRATION NO. 333-67850

                 Subject to Completion. Dated December 10, 2001

     Preliminary Prospectus Supplement to Prospectus Dated December 7, 2001

                             [MICROTUNE, INC. LOGO]

                                6,500,000 Shares

                                  Common Stock

  We are offering 5,000,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus supplement are offering an additional 1,500,000 shares. We will not receive any proceeds from the sale of the shares being sold by the selling stockholders.

  Our common stock is quoted on the Nasdaq National Market under the symbol "TUNE." The last reported sale price of our common stock on December 7, 2001 was $22.65 per share.

  Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 5 of the accompanying prospectus.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                   Per
                                                                  Share  Total
Public offering price............................................ $      $
Underwriting discount............................................ $      $
Proceeds, before expenses, to us................................. $      $
Proceeds, before expenses, to the selling stockholders........... $      $

  The underwriters may also purchase up to an additional 975,000 shares from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

  The underwriters expect to deliver the shares of common stock on or about
      , 2001.

                           Joint Bookrunning Managers

JPMorgan                                                    Salomon Smith Barney

                               -----------------

SG Cowen                                                   Prudential Securities

            The date of this prospectus supplement is       , 2001.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

  This prospectus supplement is a supplement to the prospectus that is also part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we and the selling stockholders may, over the two years following the date of the accompanying prospectus, sell any combination of securities described in the accompanying prospectus in one or more offerings, up to a total dollar amount of $250,000,000, of which this offering is a part. The accompanying prospectus provides you with a general description of the securities we and the selling stockholders may offer. This prospectus supplement provides you with specific information about the common stock we and the selling stockholders are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under "Incorporation by Reference," on page S-12 of this prospectus supplement, before investing in shares of our common stock.

  You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

  This prospectus supplement and the accompanying prospectus, and the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus, contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus that are not statements of historical fact may be deemed to be forward-looking statements. We may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "will," "could" or "may" or other words that convey uncertainty of future events or outcomes to identify forward-looking statements. For a discussion of important factors that could affect our actual results or cause our actual results to differ materially from the results anticipated by these forward-looking statements, please refer to the section entitled "Risk Factors" beginning on page 5 of the accompanying prospectus. These important factors also include the factors that we identify in the documents we incorporate by reference. You should read these risk factors and the other cautionary statements made in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Prospectus Supplement Summary..............................................  S-1
The Offering...............................................................  S-4
Use of Proceeds............................................................  S-5
Selling Stockholders.......................................................  S-6
Capitalization.............................................................  S-8
Price Range of Common Stock................................................  S-9
Underwriting............................................................... S-10
Legal Matters.............................................................. S-12
Incorporation by Reference................................................. S-12

                                   PROSPECTUS

About this Prospectus......................................................    1
Microtune, Inc. ...........................................................    2
Recent Developments........................................................    3
Risk Factors...............................................................    5
Special Note Regarding Forward-Looking Information.........................   18
Ratios of Earnings to Fixed Charges........................................   19
Use of Proceeds............................................................   19
The Securities We May Offer................................................   20
Selling Stockholders.......................................................   21
Description of Capital Stock...............................................   23
Description of Debt Securities.............................................   26
Description of Warrants....................................................   32
Plan of Distribution.......................................................   34
Validity of Securities.....................................................   36
Experts....................................................................   36
Incorporation of Certain Documents by Reference............................   36
Where You Can Find More Information........................................   37

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary contains basic information about the offering. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the offering. In addition, we incorporate important business and financial information into this prospectus supplement by reference. You may obtain the information incorporated by reference into this prospectus supplement without charge by following the instructions in "Where You Can Find More Information" on page 37 of the accompanying prospectus. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters' over-allotment option has not been exercised.

MICROTUNE, INC.

  We are a radio frequency silicon and systems company, providing high-performance radio frequency tuners, upstream amplifiers and transceivers to the broadband communications markets. Using proprietary technologies and advanced design methodologies, we have designed and developed radio frequency integrated circuits and radio frequency systems, called modules, for a variety of broadband communications access devices, including cable modems, PC/TVs (which are multimedia personal computers with broadband reception capabilities), set-top boxes, digital TVs and other consumer electronic devices. Our radio frequency products are the gateway devices for reception of video, audio, data and/or voice over existing broadband communications infrastructures, such as cable and terrestrial. Our tuners receive and tune radio frequency signals, transferring a selected signal (or channel) to the rest of the system's electronics for further operation. Our upstream amplifiers transmit radio frequency data from the user through the broadband system, amplifying the signal to levels required by the network. Our transceivers, consisting of both tuners and upstream amplifiers, enable interactivity by permitting two-way, or bi-directional, communications. Our latest radio frequency integrated circuit products offer a high level of integration, resulting in significant cost, performance, size, reliability and manufacturability benefits. Our radio frequency module products provide a complete, manufacturing-ready radio frequency system, eliminating a customer's need for radio frequency design and manufacturing expertise.

  We are a Delaware corporation with our principal executive offices located at 2201 Tenth Street, Plano, Texas 75074. Our telephone number is (972) 673-1600. Our fiscal year ends on December 31. We maintain a website at www.microtune.com. The information contained on our website does not constitute a part of this prospectus. "Microtune," "MicroTune" and the Microtune logo are our trademarks. All other brand names and trademarks appearing in this prospectus supplement and the accompanying prospectus are the property of their holders.

RECENT DEVELOPMENTS

Transilica Acquisition

  On November 28, 2001, we acquired Transilica Inc. Transilica was founded in 1998 and designs system-on-chip silicon products for next-generation short-range wireless applications. The products Transilica is developing consist of highly integrated solutions incorporating radio transceivers, digital baseband and software on a single chip, which offer customers low-power consumption and small form factors. Transilica's initial products will be targeted at the Bluetooth and 802.11a standards, which are communication protocols for short-range wireless applications. To date, Transilica's activities have consisted primarily of product research and development. No significant revenues have been generated from the sale of these products. Additional research and development efforts will be required before these products will be available for commercial use. Transilica is also capable of designing customized system-on-chip solutions to meet a customer's specific application.

  In the Transilica acquisition, we acquired all of the capital stock of Transilica by issuing 7,206,187 shares of our common stock and assuming options to acquire 832,125 shares of our common stock (in the aggregate, equivalent to 19.99% of our outstanding shares of common stock as of November 28, 2001). We also agreed to pay a cash amount based on the cash on the balance sheet of Transilica less certain liabilities at closing. The acquisition was structured to be a tax-free reorganization under Section 368 of the Internal Revenue Code. The acquisition agreement also required that approximately fifteen percent (15%) of the total shares of our common stock issued in the acquisition be placed in escrow to secure the indemnification obligations of Transilica under the acquisition agreement. The escrow shares are to be released periodically, subject to any escrow claims, at the end of each of the three years following the closing. We issued the shares in the acquisition pursuant to an exemption from registration under the Securities Act of 1933. The acquisition agreement provides the former Transilica shareholders with the right to require us to register the shares of our common stock that they received in the acquisition within 20 days after the closing. Despite this registration obligation, certain former Transilica shareholders who received shares of our common stock and who executed lock-up agreements with us will not be able to sell their shares of our common stock until the earlier to occur of Transilica's achievement of certain product revenue-based milestones or February 28, 2002. After the earlier of achievement of the milestones or February 28, 2002, the lock-up agreements provide that each month thereafter, 10% of the shares subject to the lock-up agreements will be released from the lock-up restrictions.

Securities Litigation

  Starting on July 11, 2001, multiple purported securities fraud class action complaints were filed in the United States District Court for the Southern District of New York. We are aware of at least three such complaints: Berger v. Goldman, Sachs & Co., Inc. et al.; Atlas v. Microtune et al.; and Ellis Investments Ltd. v. Goldman, Sachs & Co., Inc. et al. The complaints are brought purportedly on behalf of all persons who purchased our common stock from August 4, 2000 through December 6, 2000. According to the law firm that filed it, the Atlas complaint names as defendants Microtune, Douglas J. Bartek, our Chairman and Chief Executive Officer, Everett Rogers, our Chief Financial Officer and Vice President of Finance and Administration, and several investment banking firms that served as underwriters of our initial public offering. Microtune, Mr. Bartek and Mr. Rogers were served with notice on the Atlas complaint on August 22, 2001; however, they have not been served regarding the other referenced complaints. The Berger and Ellis Investment Ltd. complaints assert claims against the underwriters only. The Atlas complaint includes claims against J.P. Morgan Chase & Co., the parent entity of J.P. Morgan Securities Inc., a joint bookrunning lead manager of this offering, and SG Cowen Securities Corporation, a co-manager of this offering, that may lead to claims for indemnification or contribution between or among such managers and us. More such lawsuits may be filed. Among other things, the complaints allege liability under Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, on the grounds that the registration statement for our initial public offering did not disclose that (1) the underwriters had agreed to allow certain of their customers to purchase shares in the offering in exchange for excess commissions paid to the underwriters and (2) the underwriters had arranged for certain of their customers to purchase additional shares in the aftermarket at pre-determined prices. We are aware that similar allegations have been made in lawsuits challenging over 180 other initial public offerings conducted in 1998, 1999 and 2000. No specific amount of damages is claimed in the three complaints involving our initial public offering. These cases are subject to the Private Securities Litigation Reform Act of 1995 and we expect that the cases will be consolidated into a single action. These cases and all of the other lawsuits filed in the Southern District of New York making similar allegations have been coordinated before the Honorable Shira A. Scheindlin who is expected to set a briefing schedule for motions to dismiss. We believe that the allegations against Microtune, Inc., Mr. Bartek and Mr. Rogers are without merit. We intend to contest them vigorously including filing a motion to dismiss these cases. Additionally, we are unable at this time to determine whether the outcome of the litigation will have a material impact on our results of operations or financial condition in any future period. Furthermore, there can be no assurances regarding the outcome of the litigation or any related claims for indemnification or contribution between or among any of the managers and us.

Closing of a Filipino Manufacturing Facility

  We currently operate two manufacturing facilities for assembly, calibration and testing of our module products located in Manila, Philippines. The newer manufacturing facility uses equipment in the manufacturing and testing process that is more modern and more efficient than the other. As a result, we began closing our older manufacturing facility during the first part of December 2001 and have started transitioning our manufacturing and testing requirements to our newer facility. We believe our newer manufacturing facility has the equipment and labor capacity to handle the manufacturing and testing presently performed in our older facility. We do not expect any material delays in implementing this transition. Our new manufacturing facility is QS-9000 qualified and ISO 9002 certified.

                                  THE OFFERING

Common Stock offered by us................. 5,000,000 shares
Common Stock offered by selling
 stockholders.............................. 1,500,000 shares


Shares outstanding after the offering...... 52,596,254 shares


Use of proceeds............................ We estimate that our net proceeds from this offering will be approximately
                                            $107,087,500, based on an assumed public
                                            offering price of $22.65 per share, after
                                            deducting underwriting discounts and
                                            estimated offering expenses payable by us.
                                            We intend to use these net proceeds for
                                            working capital and other general corporate
                                            purposes, including:


                                            .  to finance our growth;


                                            .  for capital expenditures made in the
                                               ordinary course of business; and


                                            .  for acquisitions of businesses, products
                                               and technologies that complement or
                                               expand our business.


Proceeds to Selling Stockholders........... The net proceeds from the sale by the selling stockholders of 1,500,000 shares of
                                            common stock in the offering are estimated
                                            to be approximately $32,276,250. We will
                                            not receive any of these proceeds.


Risk factors............................... See "Risk Factors" and other information included in the accompanying prospectus for
                                            a discussion of factors you should
                                            carefully consider before deciding to
                                            invest in shares of our common stock.


Nasdaq National Market Symbol.............. TUNE

  As of December 7, 2001, the number of shares outstanding after the offering excludes 14,727,855 shares reserved for issuance under our stock option and stock purchase plans, of which options to purchase 7,299,091 shares at a weighted average option price of $3.83 have been issued.

                                USE OF PROCEEDS

  The net proceeds from our sale of 5,000,000 shares of common stock in the offering are estimated to be approximately $107,087,500, based on an assumed public offering price of $22.65 per share, after deducting underwriting discounts and estimated offering expenses payable by us. We will receive no proceeds from the sale of our common stock by the selling stockholders.

  We currently expect to use the net proceeds from the sale of our common stock for working capital and other general corporate purposes, including:

  .  to finance our growth;

  .  for capital expenditures made in the ordinary course of business; and

  . for acquisitions of businesses, products and technologies that complement or expand our business.

  Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                              SELLING STOCKHOLDERS

  The following table sets forth the name of each selling stockholder and its relationship, if any, with us and:

  . the number of shares of our common stock beneficially owned by each selling stockholder as of December 7, 2001;

  . the number of shares of our common stock being offered for sale by each selling stockholder (assuming that the underwriters' over-allotment option has not been exercised); and

  . the amount and percentage of our common stock to be beneficially owned by each selling stockholder after the sale of all shares of common stock that each of the selling stockholders will sell hereunder (assuming that the underwriters' over-allotment option has not been exercised).

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as set forth below, the entities named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of outstanding shares of our common stock as of December 7, 2001 was 47,596,254.

                                                                                Percentage
                           Shares of   Percentage of               Shares of        of
                          Common Stock Common Stock    Shares of  Common Stock Common Stock
                          Beneficially Beneficially  Common Stock Beneficially Beneficially
    Name of Selling       Owned Prior   Owned Prior    Offered    Owned After  Owned After
     Stockholder(1)       to Offering   to Offering    for Sale   the Offering the Offering
    ---------------       ------------ ------------- ------------ ------------ ------------
HMTF Europe Fund Cayman,
 L.P....................   2,280,884        4.79        679,841    1,601,043       3.04
HMTF Europe Private Fund
 Cayman, L.P............      27,276           *          8,129       19,147          *
HM PG Europe I, C.V.....     168,515           *         50,228      118,287          *
HMEU 1-EQ Coinvestors,
 L.P....................      29,288           *          8,730       20,558          *
HMEU 1-P Coinvestors,
 L.P....................       6,059           *          1,804        4,255          *
HMEU 1-EN Coinvestors,
 L.P....................       3,897           *          1,162        2,735          *
HM 1-FOF Coinvestors
 Cayman, L.P............         217           *             61          156          *
HMTF Equity Fund
 IV(1999) Cayman, L.P...   2,329,191        4.89        694,241    1,634,950       3.11
HMTF Private Equity Fund
 IV (1999) Cayman, L.P..      16,499           *          4,919       11,580          *
HM 4-EN Coinvestors
 Cayman, L.P............       6,804           *          2,028        4,776          *
HM 4-P Coinvestors
 Cayman, L.P............       1,847           *            550        1,297          *
HM 4-EQ Coinvestors
 Cayman, L.P............      38,072           *         11,347       26,725          *
Hicks, Muse PG-IV
 (1999), C.V. ..........     124,004           *         36,960       87,044          *
                           ---------       -----      ---------    ---------       ----
  Total.................   5,032,553       10.57      1,500,000    3,532,553       6.72
                           =========       =====      =========    =========       ====

--------
* Less than 1% of the outstanding shares of our common stock.

(1) Each of the selling stockholders listed above is an affiliate of Hicks, Muse, Tate & Furst Incorporated, a private investment firm. As of December 7, 2001, Thomas O. Hicks, a partner of Hicks, Muse, Tate & Furst Incorporated, directly held of record 20,150 shares of common stock and indirectly held 17,194 shares of common stock. This indirect ownership includes (i) 3,148 shares held of record as the trustee of certain trusts for the benefit of Mr. Hicks' children, (ii) 794 shares held of record by TOH, Jr. Ventures Ltd., a limited partnership whose general partner is TOH Management Company, LLC, a limited liability company whose sole member is Mr. Hicks, (iii) 5,954 shares held of record by TOH Investors, L.P., a limited partnership whose general partner is TOH Management Company, LLC and (iv) 787 shares held of record by MHH Ventures, Ltd., whose general partner is TOH Management Company, LLC. Mr. Hicks is also the indirect general partner of each of the selling stockholders listed above and, accordingly may be deemed to beneficially own all or a portion of the shares of common stock owned by those entities. In addition, Jack D. Furst, a partner of Hicks, Muse, Tate & Furst Incorporated, is one of our Class II Directors and, as of December 7, 2001, did not hold of record any shares of common stock and indirectly held 20,312 shares of common stock. This indirect ownership includes (i) 4,744 shares held of record by JF Investors, L.P. a limited partnership whose sole general partner is an entity wholly owned by Mr. Furst and (ii) 15,568 shares held of record by the JDF Family Trust, an irrevocable trust where Mr. Furst is the trustee. Mr. Furst is also an officer of the indirect general partner of each of the selling stockholders listed above and, accordingly may be deemed to beneficially own all or a portion of the shares of common stock owned by those entities. Each of Mr. Hicks and Mr. Furst disclaims beneficial ownership of all shares not owned by each of them of record (except to the extent of any pecuniary interest therein). In addition, Eric Lindberg, an employee of Hicks, Muse, Tate & Furst Incorporated, was appointed as one of our Class III Directors and a member of our audit committee in August 2001 and, as of December 7, 2001, directly held of record 262 shares of our common stock. Messrs. Furst and Lindberg replaced Lawrence D. Stuart, Jr., a former partner of Hicks, Muse, Tate & Furst Incorporated, and Philippe von Stauffenberg, an employee of Hicks, Muse, Tate & Furst Incorporated, respectively, upon their resignation from our board of directors in August 2001.

   In January 2000, we combined with Microtune GmbH (formerly Temic Telefunken Hochfrequenztechnik GmbH) and its wholly-owned subsidiaries and affiliated companies, by acquiring HMTF Acquisition (Bermuda), Ltd. In connection with this combination, we issued 2,898,602 shares of our Series E preferred stock and a warrant to acquire 966,201 shares of our common stock to HMTF Temic/Microtune Cayman, L.P., a Cayman Islands limited partnership and an affiliate of Hicks, Muse, Tate & Furst Incorporated. In addition, in 1999 HMTF Temic/Microtune Cayman, L.P. purchased 833,334 shares of our Series D preferred stock. In January 2000, we effected a 2-for-1 stock split of our common stock. Following our stock split, HMTF Temic/Microtune Cayman, L.P. owned 1,666,668 shares of our Series D preferred stock, 5,797,204 shares of our Series E preferred stock, and a warrant to acquire 1,932,402 shares of our common stock. These shares were subsequently converted or exercised into shares of our common stock and were distributed in a pro rata distribution without consideration to the selling stockholders listed above.

                                 CAPITALIZATION

  The following table sets forth our unaudited capitalization as of September 30, 2001 on an actual basis, on a pro forma basis giving effect to the acquisition of Transilica and on an as adjusted basis. The pro forma column reflects the issuance of 7,206,187 shares of common stock in connection with our acquisition of Transilica, which closed on November 28, 2001. The as adjusted column gives effect to our acquisition of Transilica and our receipt of the estimated net proceeds of $107,087,500 from the sale of 5,000,000 shares of common stock we are offering at an assumed public offering price of $22.65 per share (the closing price per share on December 7, 2001), after deducting estimated underwriting discounts and commissions and estimated offering expenses. The outstanding share information in the table below excludes:

  . 15,059,993 shares of common stock reserved for issuance under our stock option and stock purchase plans, of which 7,023,062 shares were subject to outstanding options at September 30, 2001; and

  . 832,125 shares of common stock issuable under stock options we assumed in the acquisition of Transilica.

                                                      September 30, 2001
                                                  ----------------------------
                                                              Pro        As
                                                   Actual    forma    adjusted
                                                  --------  --------  --------
                                                        (in thousands)
Cash and cash equivalents........................ $ 71,264  $ 75,329  $182,417
                                                  ========  ========  ========
Long-term debt................................... $    --   $    --   $    --
Stockholders' equity:
  Preferred Stock: $0.001 par value; authorized
   shares - 25,000,000; issued, outstanding
   shares - none.................................      --        --        --
  Common stock: $0.001 par value; authorized
   shares - 150,000,000; issued and outstanding
   shares - 39,967,386 actual; 47,173,573 pro
   forma; and 52,173,573 as adjusted.............       40        47        52
  Additional paid-in capital.....................  194,436   346,029   453,112
  Due from stockholders..........................      (35)      (90)      (90)
  Deferred stock compensation....................   (8,700)  (39,600)  (39,600)
  Accumulated other comprehensive loss...........     (988)     (988)     (988)
  Accumulated deficit............................  (64,004)  (96,404)  (96,404)
                                                  --------  --------  --------
    Total stockholders' equity...................  120,749   208,994   316,082
                                                  --------  --------  --------
    Total capitalization......................... $120,749  $208,994  $316,082
                                                  ========  ========  ========

                          PRICE RANGE OF COMMON STOCK

  Our common stock is listed on the Nasdaq National Market and trades under the symbol "TUNE." The following table sets forth for the periods indicated the high and low composite per share closing sales prices as reported by the Nasdaq National Market.

                                                                   HIGH   LOW
                                                                  ------ ------
FISCAL YEAR ENDED DECEMBER 31, 2001
  Fourth quarter (as of December 7, 2001) ....................... $23.65 $10.21
  Third quarter..................................................  21.99   9.07
  Second quarter.................................................  22.00   4.81
  First quarter..................................................  17.63   6.84
FISCAL YEAR ENDED DECEMBER 31, 2000
  Fourth quarter ................................................ $50.25 $ 9.00
  Third quarter (commencing August 7, 2000)......................  59.25  30.13

  On December 7, 2001, the last reported sale price of our common stock as reported on the Nasdaq National Market was $22.65 per share. As of December 7, 2001, there were approximately 294 holders of record of our common stock.

                                  UNDERWRITING

  We and the selling stockholders intend to offer the shares through the underwriters named below, for whom J.P. Morgan Securities Inc., Salomon Smith Barney Inc., SG Cowen Securities Corporation and Prudential Securities Incorporated are acting as representatives. Subject to the terms and conditions described in an underwriting agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling stockholders, the number of shares listed opposite their names below.

                                                                       Number of
Underwriter                                                             Shares
-----------                                                            ---------
J.P. Morgan Securities Inc. ..........................................
Salomon Smith Barney Inc. ............................................
SG Cowen Securities Corporation.......................................
Prudential Securities Incorporated ...................................
                                                                       ---------
  Total............................................................... 6,500,000
                                                                       =========

  The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

  We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make in respect of those liabilities.

  The underwriters are offering the shares to the public, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

  The following table shows the public offering price, underwriting discount and proceeds before expenses to us and to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                           Per Share Without Option With Option
                                           --------- -------------- -----------
Public offering price....................     $           $             $
Underwriting discount....................     $           $             $
Proceeds, before expenses, to us.........     $           $             $
Proceeds, before expenses, to the selling
 stockholders............................     $           $             $

  The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us.

  The underwriters are offering the shares to the public, subject to the prior sale of the shares, when, as and if such shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the public offering price shown on the cover page of this prospectus supplement. The underwriters may sell shares to securities dealers at a
discount of up to $    per share from the public offering price. Any such
securities dealers may resell shares to certain other brokers or dealers at a
discount of up to $    per share from the public offering price. If all of the
shares are not sold to the public at the public offering price shown on the cover page of this prospectus supplement, the underwriters may vary the public offering price and other selling terms.

OVER-ALLOTMENT OPTION

  The selling stockholders have granted the underwriters an option to purchase up to 975,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

NO SALE OF SIMILAR SECURITIES

  We, our executive officers and directors and holders of 5% or greater of our common stock have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of J.P. Morgan Securities Inc. Specifically, we and these other individuals have agreed not to directly or indirectly:

  . offer, pledge, announce the intention to sell, sell or contract to sell any common stock;

  .  sell any option or contract to purchase any common stock;

  .  purchase any option or contract to sell any common stock;

  .  grant any option, right or warrant to purchase any common stock;

  .  lend or otherwise dispose of or transfer any common stock;

  . request or demand that we file a registration statement related to the common stock; or

  . enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

  This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock.

QUOTATION ON THE NASDAQ NATIONAL MARKET

  The shares are quoted on the Nasdaq National Market under the symbol "TUNE."

PRICE STABILIZATION; SHORT POSITIONS

  Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

  If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

  Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

PASSIVE MARKET MAKING

  In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

OTHER RELATIONSHIPS

  Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

  The validity of the issuance of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Gray Cary Ware & Freidenrich LLP, Austin, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., Dallas, Texas.

                           INCORPORATION BY REFERENCE

  The Securities and Exchange Commission allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the Commission will automatically update and supersede this information.

  We incorporate by reference into this prospectus supplement the documents we indicate under "Incorporation of Certain Documents by Reference" on page 36 of the accompanying prospectus. We will provide to each person who so requests, a copy of these documents from us, at no cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" on page 37 of the accompanying prospectus.

  You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS
                                  $250,000,000


                             [MICROTUNE, INC. LOGO]
                                  Common Stock
                                Preferred Stock
                                Debt Securities
                                    Warrants

                               ----------------

   We and selling stockholders may offer and sell from time to time, in one or more offerings, up to $250,000,000 of any combination of the common stock, preferred stock, debt securities or warrants we describe in this prospectus. If we decide to offer and sell our common stock, selling stockholders may use this prospectus to offer and sell up to 3.5 million shares of our common stock owned by them. Before we or any selling stockholders sell any of these securities, we will provide a supplement to this prospectus. Any prospectus supplement will inform you about the specific terms of an offering by us or any selling stockholders and may also add, update or change information contained in this document. You should read this prospectus and any prospectus supplement carefully before you decide to invest in our securities.

                               ----------------

                  INVESTING IN OUR SECURITIES INVOLVES RISKS.
                         SEE "RISK FACTORS" ON PAGE 5.

                               ----------------

   Our common stock trades on the Nasdaq National Market under the symbol
"TUNE."

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                       Prospectus dated December 7, 2001.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. If we decide to offer and sell our common stock, selling stockholders may use this prospectus to offer and sell up to 3.5 million shares of our common stock owned by them. The maximum aggregate dollar amount of securities that may be offered and sold by us and selling stockholders under this prospectus is $250,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell our securities, or the selling stockholders sell common stock owned by them, we or the selling stockholders will provide a prospectus supplement that will contain specific information about the terms of that offering. For a more complete understanding of the securities, you should refer to our registration statement on Form S-3, of which this prospectus is a part, including its exhibits, together with any information incorporated in this prospectus by reference. See "Incorporation of Certain Documents By Reference." We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.

   Neither we nor the selling stockholders have authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of any offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume this prospectus or any prospectus supplement is correct on any date after their respective dates, even though this prospectus or any prospectus supplement is delivered or securities are sold on a later date.

   References in this prospectus and any accompanying prospectus supplement to the terms "we," "us," or "Microtune" or other similar terms refer to Microtune, Inc. unless we state or the context indicates otherwise.

                                MICROTUNE, INC.

   We are a radio frequency silicon and systems company, providing high-performance radio frequency tuners, upstream amplifiers and transceivers to the broadband communications markets. Using proprietary technologies and advanced design methodologies, we have designed and developed radio frequency integrated circuits and radio frequency systems, called modules, for a variety of broadband communications access devices, including cable modems, PC/TVs (which are multimedia personal computers with broadband reception capabilities), set-top boxes, digital TVs and other consumer electronic devices. Our radio frequency products are the gateway devices for reception of video, audio, data and/or voice over existing broadband communications infrastructures, such as cable and terrestrial. Our tuners receive and tune radio frequency signals, transferring a selected signal (or channel) to the rest of the system's electronics for further operation. Our upstream amplifiers transmit radio frequency data from the user through the broadband system, amplifying the signal to levels required by the network. Our transceivers, consisting of both tuners and upstream amplifiers, enable interactivity by permitting two-way, or bi- directional, communications. Our latest radio frequency integrated circuit products offer a high level of integration, resulting in significant cost, performance, size, reliability and manufacturability benefits. Our radio frequency module products provide a complete, manufacturing-ready radio frequency system, eliminating a customer's need for radio frequency design and manufacturing expertise.

   We are a Delaware corporation with our principal executive offices located at 2201 Tenth Street, Plano, Texas 75074. Our telephone number is (972) 673-1600. Our fiscal year ends on December 31. We maintain a website at www.microtune.com. The reference to our website does not constitute incorporation by reference of the information contained at this site. Microtune, MicroTune and the Microtune logo are our trademarks. All other brand names and trademarks appearing in this prospectus are the property of their holders.

                              RECENT DEVELOPMENTS

Transilica Acquisition

   On November 28, 2001, we completed the acquisition of Transilica Inc., a California corporation ("Transilica"), in accordance with the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated as of October 28, 2001.

   Under the terms of the Merger Agreement, 7,206,187 shares of Microtune common stock and 832,125 shares of Microtune common stock issuable under options assumed by Microtune (in the aggregate, equivalent to 19.99% of Microtune's outstanding shares of common stock as of November 28, 2001), plus a cash amount that is based on the cash on the balance sheet of Transilica less certain liabilities at closing (collectively, the "Merger Consideration"), were issued, or made available for issuance, and exchanged for all of the outstanding capital stock of Transilica in an acquisition structured to be a tax-free reorganization under Section 368 of the Internal Revenue Code (the "Transilica Acquisition"). The Merger Agreement also provides that approximately fifteen percent (15%) of the total Merger Consideration in the form of shares of Microtune common stock are to be placed in escrow for the purpose of securing the indemnification obligations of Transilica under the Merger Agreement. The escrow shares are to be released periodically, subject to any escrow claims, at the end of each of the full three years following the closing. The shares issued by Microtune pursuant to the Merger Agreement were issued pursuant to an exemption from registration under the Securities Act. The Merger Agreement provides the Transilica shareholders with the right to require Microtune to register their shares of Microtune common stock within twenty (20) days after the closing. Despite this registration obligation, certain former Transilica shareholders who received shares of Microtune common stock and who executed lock-up agreements with Microtune, will not be able to sell their shares of Microtune common stock until the earlier to occur of Transilica's achievement of certain product revenue-based milestones or February 28, 2002. After achievement of the milestones or February 28, 2002, the lock-up agreements provide that each month thereafter, ten percent (10%) of the shares subject to the lock-up agreements will be released from the lock-up restrictions.

   Concurrent with the signing of the Merger Agreement, Transilica and Microtune entered into a Credit Agreement whereby Microtune agreed to make unsecured loans to Transilica in an aggregate amount not exceeding five million dollars ($5,000,000.00). Under the Credit Agreement, if Transilica's cash balance became less than five hundred thousand dollars ($500,000.00) and subject to certain other conditions more fully described in the Credit Agreement, Microtune was to make advances to Transilica upon Transilica's request. In connection with the execution of the Credit Agreement, Transilica executed a convertible promissory note for five million dollars ($5,000,000.00) in favor of Microtune, which provided that all outstanding amounts under the credit facility would bear interest at the rate of 8% per annum. In the event that the Merger Agreement were terminated prior to closing, all outstanding amounts under the credit facility would have automatically converted into Transilica Series B Preferred Stock at a price of $1.6026 per share. The Credit Agreement also provided that Microtune would have the right to participate on a pro rata basis in all future rounds of financing undertaken by Transilica. Microtune closed the Transilica Acquisition on November 28, 2001. As of November 28, 2001, no advances were made to Transilica by Microtune under the Credit Agreement. Upon closing the Transilica Acquisition, Microtune had no further obligation under the Credit Agreement and related promissory note to make advances to Transilica.

   Transilica was founded in 1998 and designs system-on-chip silicon products for next-generation short-range wireless applications. The products Transilica is developing consist of highly integrated solutions incorporating radio transceivers, digital baseband and software on a single chip, which offer customers low-power consumption and small form factors. Transilica's initial products will be targeted at the Bluetooth and 802.11a standards, which are communication protocols for short-range wireless applications. To date, Transilica's activities have consisted primarily of product research and development and no significant revenues have been earned from the sale of these products. Additional research and development efforts will be required before these products will be available for commercial use. Transilica is also capable of designing customized system-on-chip solutions to meet a customer's specific application.

Securities Litigation

   Starting on July 11, 2001, multiple purported securities fraud class action complaints were filed in the United States District Court for the Southern District of New York. We are aware of at least three such complaints: Berger v. Goldman, Sachs & Co., Inc. et al.; Atlas v. Microtune et al.; and Ellis Investments Ltd. v. Goldman, Sachs & Co., Inc. et al. The complaints are brought purportedly on behalf of all persons who purchased our common stock from August 4, 2000 through December 6, 2000. According to the law firm that filed it, the Atlas complaint names as defendants Microtune, Douglas J. Bartek, our Chairman and Chief Executive Officer, Everett Rogers, our Chief Financial Officer and Vice President of Finance and Administration, and several investment banking firms that served as underwriters of our initial public offering. Microtune, Mr. Bartek and Mr. Rogers were served with notice on the Atlas complaint on August 22, 2001, however, they have not been served regarding the other referenced complaints. The Berger and Ellis Investment Ltd. complaints assert claims against the underwriters only. More such lawsuits may be filed. Among other things, the complaints allege liability under Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, on the grounds that the registration statement for our initial public offering did not disclose that: (1) the underwriters had agreed to allow certain of their customers to purchase shares in the offering in exchange for excess commissions paid to the underwriters; and (2) the underwriters had arranged for certain of their customers to purchase additional shares in the aftermarket at pre-determined prices. We are aware that similar allegations have been made in lawsuits challenging over 180 other initial public offerings conducted in 1998, 1999 and 2000. No specific amount of damages is claimed in the three complaints involving our initial public offering. These cases are subject to the Private Securities Litigation Reform Act of 1995 and we expect that the cases will be consolidated into a single action. These cases and all of the other lawsuits filed in the Southern District of New York making similar allegations have been coordinated before the Honorable Shira A. Scheindlin who is expected to set a briefing schedule for motions to dismiss. We believe that the allegations against Microtune, Inc., Mr. Bartek and Mr. Rogers are without merit. We intend to contest them vigorously including filing a motion to dismiss these cases. We are unable at this time to determine whether the outcome of the litigation will have a material impact on our results of operations or financial condition in any future period.

Closing of a Filipino Manufacturing Facility

   Microtune currently operates two manufacturing facilities for assembly, calibration and testing of its module products located in Manila, Philippines. One of the two manufacturing facilities is newer than the other and uses equipment in the manufacturing and testing process that is newer and more efficient than the other. As a result, we intend to begin closing the older manufacturing facility in Manila during the first part of December 2001 and to begin transitioning our manufacturing and testing requirements to our newer facility. We believe our newer manufacturing facility has the equipment and labor capacity to handle the manufacturing and testing presently performed in our older facility. We do not expect any material delays in implementing this transition. Our new manufacturing facility is also QS-9000 qualified and ISO 9002 certified.

                                  RISK FACTORS

   This prospectus and each accompanying prospectus supplement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus.

   If we are unable to migrate our customers over time from our modules using discrete components to our radio frequency silicon products or our modules that incorporate our radio frequency silicon products, our operating results could be harmed.

   Currently, most of our revenues are from the sale of our tuner modules using discrete, third-party components. Our future success will depend on our ability to successfully migrate our customers from our modules that use discrete components to our radio frequency silicon products, or MicroModules containing the MicroTuner and our other silicon products, by convincing leading equipment manufacturers to select these products for design into their own products. If we are not able to convince these manufacturers to incorporate our silicon products our operating results could be harmed.

   We have not completed our integration with Microtune KG's operations and we may be unable to do so effectively. In addition, we may be unable to effectively integrate operations related to the Transilica Acquisition and any acquisition that we may complete in the future.

   We combined with Microtune KG in January 2000, and we are still in the process of integrating Microtune KG's German and Philippines operations with ours. Integrating operations of two ongoing businesses can be difficult, especially when they are located in different countries. In addition to integrating the operational aspects of our two companies, we will also face challenges coordinating and consolidating our financial reporting functions. For example, our accounting functions utilize different software programs, and Microtune KG's consolidated financial statements have historically been prepared based on German generally accepted accounting principles. We may not be able to complete this integration on a timely and cost-effective basis.

   We continually evaluate potential acquisitions of complementary businesses, products and technologies, including those that are significant in size and scope. In pursuit of our strategy to acquire complementary businesses and products, we entered into the Merger Agreement to acquire Transilica on October 28, 2001 and consummated this acquisition on November 28, 2001. The Transilica Acquisition and future acquisitions may require significant capital infusions and typically involve a number of special risks, including the inability to obtain, or meet conditions imposed for governmental approvals for the acquisition, the diversion of management's attention to the assimilation of the operations and personnel of acquired businesses, the unpredictability of costs related to the acquisition and the difficulty of integration of acquired businesses, products, technologies and employees into our business and product offerings. Achieving the anticipated benefits of any acquisition will depend, in part, upon whether integration of the acquired business, products, technology, or employees is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The difficulties of such integration may be increased by the necessity of coordinating geographically disparate organizations, the complexity of the technologies being integrated, and the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. For example, Transilica has operations in Japan, Taiwan and Singapore and has a corporate culture that may differ in certain respects from our own. Accordingly, there can be no assurance that we can successfully integrate the business and personnel of Transilica or any future acquisitions into our own.

   The inability of management to successfully integrate any acquisition that we may pursue, and any related diversion of management's attention, could have a material adverse effect on our business, operating results and financial position. Moreover, there can be no assurance that any products acquired will gain acceptance in our markets, that we will be able to penetrate new markets successfully or that we will obtain the anticipated or desired benefits of such acquisitions. We acquired Transilica in part to incorporate its wireless/LAN product offerings into our product offerings. Despite our belief that Transilica's products will be accretive and synergistic to our business, there can be no assurance that Transilica's products will gain acceptance by our current customers or that they will enable us to penetrate new markets. Also, acquired products may contain defects of which we are unaware which may result in increased and unanticipated development costs. In addition, acquisitions may materially and adversely affect our results of operations because they may result in significant one-time accounting charges or could result in increased debt or contingent liabilities, adverse tax consequences, substantial depreciation or deferred compensation charges, acquired in-process research and development expenses, or the amortization of amounts related to deferred compensation, and intangible assets. Any acquisition that we pursue or consummate could result in the incurrence of debt and contingent liabilities, goodwill and other intangibles, other acquisition-related expenses, and the loss of key employees. Moreover, we cannot predict accounting regulations, conventions, interpretations and related issues that may emerge in the future which could have a material adverse effect on our business, operating results or financial position.

   We cannot assure you that we will be able to consummate any pending or future acquisitions or that we will realize the benefits anticipated from these acquisitions. We have limited organizational experience in acquiring and integrating businesses, and we will need to develop the relevant skills if we are to be successful in realizing the benefits of any future acquisitions. In the future, we may not be able to find other suitable acquisition opportunities that are available at attractive valuations, if at all. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms. In addition, we may need to issue equity securities that could be dilutive to our existing stockholders in order to consummate such acquisitions.

   The intensive capital and cash requirements of Transilica could have a material adverse effect on our business, operating results, financial position or future prospects and could cause a substantial decline in the trading price of Microtune's common stock.

   Transilica is a capital intensive business and we anticipate that Transilica will require significant cash to fund its operations. The intensive capital and cash requirements of Transilica could cause a drain on our cash reserves, or could require us to access the capital markets or pursue private equity or debt investment by outside third parties to further fund the operation of Transilica's business. There can be no assurance that our funding of Transilica's cash requirements will enable Transilica to meet its product development and sales objectives. Furthermore, the intensive capital and cash requirements of Transilica could have a material adverse effect on Microtune's business, operating results, financial position or future prospects and could cause a substantial decline in the trading price of Microtune's common stock.

   Transilica is currently in the research and development phase of its product development and it does not currently generate significant revenue from the sales of its products.

   Additional research and development expenditures will be necessary before Transilica's products will be ready for commercial sale to potential customers. There can be no assurance that if Transilica's products achieve commercial viability, they will be accepted by our current customers or that such products will enable us to penetrate new markets. The inability of Transilica's products to gain acceptance with our current and potential customers could have a material adverse effect on Microtune's business, operating results, financial position or future prospects.

   As a result of the Transilica Acquisition and any significant future acquisitions that we complete in which a substantial amount of equity securities of Microtune are issued, the holders of Microtune common stock will experience immediate and substantial dilution to their percentage stockholdings of Microtune.

   Upon closing the Transilica Acquisition, Microtune issued or made available for issuance 7,206,187 shares of Microtune common stock and 832,125 shares of Microtune common stock issuable under options assumed by Microtune (in the aggregate, equivalent to 19.99% of Microtune's outstanding shares of common stock as of November 28, 2001) to the shareholders of Transilica. Upon the issuance of this stock and the assumption of such options, the holdings of the current stockholders of Microtune were substantially diluted. The issuance and registration by Microtune of shares of its common stock in any acquisition may cause the price of our common stock to decline. A decline in the price of our common stock could also negatively affect our ability to pursue future acquisitions, or cause future acquisitions to be more costly.

   As a result of the Microtune KG acquisition, we have recorded $36.3 million of goodwill and acquired intangibles which will be amortized over one to five years.

   This amortization, if continued, would increase our net loss or decrease our net income by approximately $7.1 million in each of the years 2001 through 2004. However, in June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, the pooling-of-interests method of accounting for business combinations has been eliminated. Also, the criteria for recognizing acquired intangible assets apart from goodwill has been changed, and acquired goodwill and intangible assets recorded having indefinite lives will no longer be amortized, but will be subject to annual impairment tests in accordance with SFAS No. 141 and SFAS No.
142. Other acquired intangible assets will continue to be amortized over their useful lives. We will apply the new rules on accounting for goodwill and other intangible assets recorded as a result of the Microtune KG acquisition beginning in the first quarter of 2002. During 2002, we will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. We have not yet determined what the effect of these tests will be on our earnings or financial position. If our investment is subject to earlier than expected write-offs, our net income or net loss in any given period could be lower than anticipated and the market price of our stock could decline.

   We are dependent upon third parties, some of whom compete with us, for the supply of components for our module manufacturing. Our failure to obtain components for our module manufacturing would seriously harm our ability to ship modules to our customers in a timely manner.

   Many of the components for our modules are sole-sourced, meaning that we depend upon one supplier for a specific component. At times we have experienced significant difficulties in obtaining an adequate supply of components necessary for our manufacturing operations, which have on occasion prevented us from delivering radio frequency products to our customers in a timely manner. For example, in 2000, we did not receive our expected allocation of components from several significant sole-source suppliers which constrained our ability to meet customer demand. Failure to meet customer demand can result in customers selecting competitor products. We are not able to quantify the amount of lost revenues due to our failure to satisfy customer demand, but we believe the loss of revenue may have been material in 2000, and may be material in the future. We may experience similar shortages of components in the future.

   We usually do not have long-term supply agreements with our suppliers and instead obtain components on a purchase order basis. Our suppliers typically have no obligation to supply products to us for any specific period, in any specific quantity or at any specific price, except as set forth in a particular purchase order. Our requirements often represent a small portion of the total production capacity of our suppliers, and our suppliers may reallocate capacity to other customers even during periods of high demand for our radio frequency products. In addition, some of our suppliers offer or may offer products that compete with our radio frequency products. As a result, these suppliers may preferentially allocate their components to in-house or third party manufacturers, rather than us.

   If our suppliers were to become unable or unwilling to continue manufacturing or supplying the components that we utilize in our radio frequency products, our business would be seriously harmed. As a result, we would have to identify and qualify substitute suppliers or design around the component. This would be time-consuming and difficult, and may result in unforeseen manufacturing and operations problems. This may also require our customers to requalify our parts for their products, which may be a lengthy process. The loss of a significant supplier or the inability of a supplier to meet performance and quality specifications or delivery schedules could impede our ability to meet customer demand for timeliness, performance and quality, which could harm our reputation and our business.

   If we are unable to develop and introduce new radio frequency products successfully and in a cost-effective and timely manner or to achieve market acceptance of our new products, our operating results would be substantially harmed.

   Our future success depends on our ability to develop new radio frequency products for existing and new markets, introduce these products in a cost-effective and timely manner, meet customer specifications and convince leading equipment manufacturers to select these products for design into their own new products. Our quarterly results in the past have been, and are expected in the future to continue to be, dependent on the introduction and market acceptance of a relatively small number of new products and the timely completion and delivery of those products to our customers. For example, we believe that market acceptance of our radio frequency integrated circuits for the cable modem market will be limited until the time that we introduce radio frequency integrated circuits with the power requirements that conform to the evolving specifications of some cable modem manufacturers.

   The development of new radio frequency products is highly complex, and from time to time we have experienced delays in completing the development and introduction of new products. In addition, some of our new product development efforts are focused on producing silicon products utilizing architectures and technologies with which we have no experience and delivering performance characteristics such as low power consumption at levels that we have not previously achieved. If we are not able to develop and introduce these new products successfully and in a cost-effective and timely manner, we will not be able to penetrate our target markets successfully and our operating results would be substantially harmed.

   We face intense competition in the broadband communications and radio frequency tuner markets, which could reduce our market share in existing markets and affect our ability to enter new markets.

   The broadband communications and radio frequency tuner markets are intensely competitive. We expect competition to continue to increase as industry standards become well known and as other competitors enter our target markets. We compete with, or may in the future compete with, a number of major domestic and international suppliers of integrated circuit and system modules in the cable modem, PC/TV, set-top box, cable telephony, digital TV and automotive markets. We compete primarily with tuner manufacturers such as Alps, Panasonic, Philips Electronics, Samsung and Thomson, with semiconductor companies such as Anadigics, Analog Devices, Broadcom and Maxim, and potentially with companies such as Conexant and Silicon Wave. Conexant and Silicon Wave have announced silicon tuner products that are competive with our tuner products. Among other things, several of our competitors have broader product and service offerings and could bundle their competitive tuner products with other products and services they offer. This competition has resulted and may continue to result in declining average selling prices for our radio frequency products.

   Many of our current and potential competitors have advantages over us, including:

  .  longer operating histories and presence in key markets;

  .  greater name recognition;

  .  access to larger customer bases;

  . significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources;

  . relationships with potential customers as a result of the sales of other components, which relationships our competitors can leverage into sales of products competitive with our radio frequency products; and

  . broader product and service offerings that may allow them to compete effectively by bundling their products.

   As a result, our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the development, promotion and sale of their products.

   Consolidation by industry participants, including in some cases, acquisitions of some of our customers or suppliers by our competitors, or acquisitions of our competitors by our customers or suppliers, could create entities with increased market share, customer base, technology and marketing expertise in markets in which we compete. In fact, some of our suppliers offer or may offer products that compete with our radio frequency products. These developments may significantly and adversely affect our current markets, the markets we are seeking to serve and our ability to compete successfully in those markets, thereby harming our results of operations.

   The average selling price of our products will likely decrease over time. If the selling price reductions are greater than we expect, our operating results will be harmed.

   Historically, the average selling price of our products has decreased over the products' lives. In addition, as the markets for radio frequency integrated circuit products and transceivers mature, we believe that it is likely that the average unit prices of our radio frequency products will decrease in response to competitive pricing pressures, increased sales discounts, new product introductions and product bundling. To offset these decreases, we rely primarily on achieving yield improvements and other cost reductions for existing products and on introducing new products that can often be sold at higher average selling prices.

   Although we will seek to increase the sales of our higher margin products, our sales, product and process development efforts may not be successful. Our new products or processes may not achieve market acceptance. To the extent we are unable to reduce costs or sell our higher margin products, our results of operations would suffer.

   We expect our quarterly operating results to continue to fluctuate.

   Our quarterly results of operations have fluctuated significantly in the past and may fluctuate significantly in the future due to a number of factors, many of which are not in our control. These factors include:

  . timing, cancellation and rescheduling of significant customer orders, which result in revenues being shifted from one quarter to another;

  . the ability of our customers to procure the necessary components for their end-products that utilize our radio frequency tuners to conduct their operations as planned for any quarter;

  . pricing concessions on volume sales to particular customers for established time frames;

  . slowdowns in customer demand and related industry-wide increases in inventories;

  .  our inability to predict our customers' demand for our products;

  .  changes in our product and customer mix between quarters;

  . labor disputes at our manufacturing facilities in the Philippines, which may cause temporary slowdowns or shutdowns of operations; and

  . quality problems with our radio frequency tuners that result in significant returns.

   Our manufacturing operations could be adversely impacted and our financial performance harmed if we fail to successfully transition manufacturing operations from our union facility to our newer facility.

   Microtune currently operates two manufacturing facilities in Manila, Philippines for the assembly, calibration and testing of its module products. One of the two manufacturing facilities is newer than the other and uses newer and more efficient equipment in the manufacturing and testing process. As a result, we intend to begin closing the older manufacturing facility in Manila during the first part of December 2001 and to begin transitioning our manufacturing and testing requirements to our newer facility. We believe our newer manufacturing facility has the equipment and labor capacity to handle the manufacturing and testing presently performed in our older facility. If we are unable to successfully transition the manufacturing operations of our older union facility to our newer facility, we may not meet our manufacturing and testing requirements which could cause a significant delay in our ability to deliver our products. Any delay caused by such a disruption could require us to seek an alternate manufacturer at increased expense and cost. As a result, a disruption or delay in the transition from our older facility to our newer facility could have a material negative impact on our business operations and our financial results.

   Our dependence on a single manufacturing facility could jeopardize our operations.

   Upon closing of our older manufacturing facility in Manila, Philippines, our manufacturing operations will be conducted at a single, newer facility in Manila, Philippines. Our reliance on a single manufacturing facility exposes us to higher manufacturing risks, which may include risks caused by labor disputes, terrorism, process abnormalities, human error, theft, government intervention or a natural disaster such as a fire, earthquake or flood. As a result of our dependence on a single manufacturing facility, and if we encounter any significant delays or disruptions, we may not be able to meet our manufacturing and testing requirements which could cause a significant delay in our ability to deliver our products. Any delay caused by such a disruption could require us to seek an alternate manufacturer at increased expense and cost. As a result, any disruption or delay in procuring an alternate manufacturing facility could have a negative impact on our business operations and our financial results.

   We believe that transitioning our silicon products to higher performance process technologies will be important to our future competitive position. If we fail to make this transition efficiently, our competitive position could be seriously harmed.

   We continually evaluate the benefits, on a product-by-product basis, of migrating to higher performance process technologies in order to produce more efficient and higher performance integrated circuits. We believe this migration is required to remain competitive. Other companies in the industry have experienced difficulty in migrating to new process technologies and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. We may experience similar difficulties.

   Moreover, we are dependent on our relationships with foundries to successfully migrate to higher performance processes. Our foundry suppliers may not make higher performance process technologies available to us on a timely or cost-effective basis, if at all. If our foundry suppliers do not make higher performance process technologies available to us on a timely or cost-effective basis or if we experience difficulties in migrating to these advanced processes, our competitive position and business prospects could be seriously harmed.

   Because we depend on a few significant customers for a substantial portion of our revenues, the loss of a key customer could seriously harm our business.

   We have derived a substantial portion of our revenues from sales to a relatively small number of customers. As a result, the loss of any significant customer could significantly harm our revenues. Sales to DaimlerChrysler accounted for approximately 19% of our consolidated net revenues for the year ended December 31, 2000 and 22% of consolidated net revenues for the nine months ended September 30, 2001. Sales to our twenty largest customers, including sales to their respective manufacturing subcontractors, accounted for approximately 77% of our total sales for the year ended December 31, 2000 and 88% of our total sales for the three months ended September 30, 2001. We believe that our future operating results will continue to depend on the success of our largest customers and on our ability to sell existing and new products to these customers in significant quantities. The loss of a key customer or a reduction in our sales to any key customer could harm our revenues and consequently our financial condition.

   If we are unable to continue to sell existing and new products to our key customers in significant quantities or to attract new significant customers, our future operating results could be harmed.

   We may not be able to maintain or increase sales to our key customers or to attract new significant customers for a variety of reasons, including the following:

  . most of our customers can stop purchasing our radio frequency products with limited notice to us without incurring any significant contractual penalty;

  . most of our customers typically buy our radio frequency products through a purchase order, which does not require them to purchase a minimum amount of our radio frequency products;

  . many of our customers and potential customers have pre-existing relationships with our current or potential competitors, which may affect their decision to purchase our radio frequency products;

  . some of our customers or potential customers offer or may offer products that compete with our radio frequency products; and

  . our longstanding relationships with some of our larger customers may also deter other potential customers who compete with these customers from buying our radio frequency products.

   If we do not maintain or increase sales to existing customers or attract significant new customers, our revenues would diminish and consequently our business would be harmed.

   The sales cycle for our radio frequency products is long, and we may incur substantial non-recoverable expenses and devote significant resources to sales that may not occur when anticipated or at all.

   Our customers typically conduct significant evaluation, testing, implementation and acceptance procedures before they purchase our radio frequency products. As a result, we may expend significant financial and other resources to develop customer relationships before we recognize any revenues from these relationships, and we may never recognize any revenues from these efforts. Our customers' evaluation processes are frequently lengthy and may range from three months to one year or more. In many situations, our customers design their products to specifically incorporate our radio frequency products, and our radio frequency products must be designed to meet their stringent specifications. This process can be complex and may require significant engineering, sales, marketing and management efforts on our part. This process becomes more complex if we simultaneously qualify our products with multiple customers.

   Uncertainties involving the ordering and shipment of our radio frequency products could harm our business.

   Our sales are typically made pursuant to individual purchase orders, and we generally do not have long-term supply arrangements with our customers, including our most significant customers in terms of volume of sales. Our sales orders typically provide that our customers may cancel orders until 90 days prior to the shipping date and may reschedule shipments up to 30 days prior to the shipping date; however, in the past, we have permitted customers to cancel orders less than 90 days before the expected date of shipment, in many cases with little or no penalty. Moreover, we routinely manufacture or purchase inventory based on estimates of customer demand for our radio frequency products, which demand is difficult to predict. The cancellation or deferral of product orders, the return of previously sold products or overproduction due to the failure of anticipated orders to materialize could result in our holding excess or obsolete inventory that could substantially harm our business, financial condition and results of operations. In addition, our inability to produce and ship radio frequency products to our customers in a timely manner could harm our reputation and damage our relationships with our customers.

   We customize a substantial portion of our radio frequency products to address our customers' specific radio frequency needs. If we do not sell our customer-specific products in large volumes, we may be unable to cover our fixed costs or may be left with substantial unsaleable inventory.

   We manufacture a substantial portion of our radio frequency products to address the needs of individual customers. Frequent product introductions by systems manufacturers make our future success dependent on our ability to select development projects that will result in sufficient volumes to enable us to achieve manufacturing efficiencies. Because customer-specific radio frequency products are developed for unique applications, we expect that some of our current and future customer-specific radio frequency products may never be produced in volume and may impair our ability to cover our fixed manufacturing costs. In addition, if our customers fail to purchase these customized radio frequency products from us, we risk having substantial unsaleable inventory. If we have substantial unsaleable inventory, our financial condition would be harmed.

   We primarily depend on a single third-party wafer foundry to manufacture all of our integrated circuit products, which reduces our control over the integrated circuit manufacturing process and could increase costs and decrease availability of our integrated circuit products.

   We do not own or operate a semiconductor fabrication facility. We primarily rely on IBM, an outside foundry, to produce most of our integrated circuit radio frequency products, although we are in the process of qualifying x-FAB for manufacturing our newer integrated circuit products. We do not have a long-term supply agreement with IBM and instead obtain manufacturing services on a purchase order basis. IBM has no obligation to supply products to us for any specific period, in any specific quantity or at any specific price, except as set forth in a particular purchase order. Our requirements represent a small portion of the total production capacity of this foundry, and IBM may reallocate capacity to other customers even during periods of high demand for our integrated circuits. If IBM were to become unable or unwilling to continue manufacturing our integrated circuits, our business would be seriously harmed. As a result, we would have to identify and qualify substitute foundries, which would be time consuming and difficult, resulting in unforeseen manufacturing and operations problems. In addition, if competition for foundry capacity increases, our product costs may increase, and we may be required to pay significant amounts to secure access to manufacturing services. If we do not qualify or receive supplies from additional foundries, including x-FAB, we may be exposed to increased risk of capacity shortages due to our dependence on IBM.

   We depend on a single third-party subcontractor for integrated circuit packaging, which reduces our control over the integrated circuit packaging process and could increase costs and decrease availability of our integrated circuit products.

   Our integrated circuit products are packaged by a sole independent subcontractor, Amkor, using facilities located in South Korea. We do not have long-term agreements with Amkor and typically obtain services from it on a purchase order basis. Our reliance on Amkor involves risks such as reduced control over delivery schedules, quality assurance and costs. These risks could result in product shortages or increase our costs of packaging our products. If Amkor is unable or unwilling to continue to provide packaging services of acceptable quality, at acceptable costs and in a timely manner, our business would be seriously harmed. We would also have to identify and qualify substitute subcontractors, which could be time consuming and difficult and may result in unforeseen operations problems.

   Our inability to maintain or grow revenues from international sales could harm our financial results.

   For the nine months ended September 30, 2001, 55% of our net revenues were from sales outside of North America. We plan to increase our international sales activities by hiring additional international sales personnel. Our international sales will be limited if we cannot do so. Even if we are able to expand our international operations, we may not succeed in maintaining or increasing international market demand for our products.

   Currency fluctuations related to our international operations could harm our financial results.

   A significant portion of our international revenues and expenses are denominated in foreign currencies. Accordingly, in the past, we have experienced significant fluctuations in our financial results due to changing exchange rates rather than operational changes. For example, in the nine months ended September 30, 2001, we recognized a foreign currency exchange loss of approximately $1.2 million or approximately 7% of the net loss for the period. We expect currency fluctuations to continue, which may significantly impact our financial results in the future. We may choose to engage in currency hedging activities to reduce these fluctuations.

   Our international operations, including our operations in Germany, the Philippines, Hong Kong, Taiwan and Korea, may be negatively affected by actions taken or events that occur in these countries.

   We currently have facilities and suppliers located outside of the U.S., including research and development operations in Ingolstadt, Germany, two manufacturing facilities in Manila, Philippines, and sales offices in Hong Kong, Taiwan and Korea. Substantially all of our suppliers are located outside the U.S., and substantially all of our products are manufactured outside the U.S. As a result, our operations are affected by the local conditions in those countries, as well as actions taken by the governments of those countries. For example, if the Philippines government enacts restrictive laws or regulations, or increases taxes paid by manufacturing operations in that country, the cost of manufacturing our products in Manila could increase substantially, causing a decrease in our gross margins and profitability. In addition, if the U.S. imposes significant import restrictions on our products, our ability to import our products into the U.S. from our international manufacturing and packaging facilities could be diminished or eliminated. Local economic and political instability in areas in the Far East, in particular in the Philippines where there has been political instability in the past, could result in unpleasant or intolerable conditions for our workers, and ultimately could result in a shutdown of our facilities.

   International operations that we may develop or acquire in the future may subject us to additional business risks, including political instability, and changing or conflicting laws, regulations and tax systems.

   We may develop or acquire additional international operations in Europe and the Pacific Rim region. International expansion or acquisitions, and any subsequent international operations, could be affected by the local conditions in those countries, as well as actions taken by the governments of those countries. To expand our operations internationally, we will have to comply with the laws and regulations of each country in which we conduct business. For example, if a foreign government enacts restrictive laws or regulations, or increases taxes paid by manufacturing operations in that country, the cost of manufacturing our products in that country could increase substantially, causing a decrease in our gross margins and profitability. We cannot assure you that we will be successful in obtaining any necessary regulatory approvals, or in complying with applicable regulations in those countries. Furthermore, even if such approvals are obtained or such regulations are complied with, we cannot assure you that we will be able to continue to comply with these regulations.

   Our success could be jeopardized if key personnel leave.

   Our future success depends largely upon the continued service of our executive officers and other key management and technical personnel. Our success also depends on our ability to continue to attract, retain and motivate qualified personnel. Our personnel represent a significant asset as the source of our technological and product innovations. The competition for qualified personnel is intense in the radio frequency silicon and radio frequency systems industries. We cannot assure you that we will be able to continue to attract and retain qualified management, technical and other personnel necessary for the design, development, manufacture and sale of our radio frequency products. We may have difficulty attracting and retaining key personnel particularly during periods of poor operating performance. The loss of the services of one or more of our key employees or our inability to attract, retain and motivate qualified personnel could harm our business.

   We must manage our growth.

   If we fail to manage our growth, our reputation and results of operations could be harmed. Our total number of employees has grown from 149 as of September 30, 2000 to 179 as of September 30, 2001, excluding manufacturing personnel in Manila, Philippines. In addition, as of September 30, 2001, we had 1,127 manufacturing personnel in the Philippines. The growth has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. We must continue to improve our operational, financial and management information systems to keep pace with the growth of our business.

   Our business may be harmed if we fail to protect our proprietary technology.

   We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We currently have patents issued and pending in the U.S. and in foreign countries. We intend to seek further U.S and international patents on our technology. We cannot be certain that patents will be issued from any of our pending applications, that patents will be issued in all countries where our products can be sold or that any claims will be allowed from pending applications or will be of sufficient scope or strength to provide meaningful protection or any commercial advantage. Our competitors may also be able to design around our patents. The laws of some countries in which our products are or may be developed, manufactured or sold, including various countries in Asia, may not protect our products or intellectual property rights to the same extent as do the laws of the U.S., increasing the possibility of piracy of our technology and products. Although we intend to vigorously defend our intellectual property rights, we may not be able to prevent misappropriation of our technology. Our competitors may also independently develop technologies that are substantially equivalent or superior to our technology.

   Despite our efforts and procedures to protect our intellectual property through the prosecution of patents, trademarks, copyrights and trade secrets and other methods, we cannot assure you that our current intellectual property or any intellectual property we may acquire through acquisitions or by other means will be free from third party claims which may be valid. In connection with contemplated acquisitions, including the Transilica

Acquisition, we conduct due diligence investigations of the intellectual property of these targeted companies for the purpose of assessing the protection efforts by these companies on their respective intellectual property. We cannot assure you that our investigatory efforts will uncover any defects related to the protection of intellectual property we may acquire. As a result, intellectual property we acquire, including the intellectual property we acquire in the Transilica Acquisition, may not be free from third party claims. Any third party claims may lead to costly and time consuming litigation which could have a material adverse effect on our business and financial position.

   Our efforts to protect our intellectual property may cause us to become involved in costly and lengthy litigation which could seriously harm our business.

   We may become involved in litigation in the future to protect our intellectual property or defend allegations of infringement asserted by others. Legal proceedings could subject us to significant liability for damages or invalidate our proprietary rights. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation also could force us to take specific actions, including:

  . ceasing the sale of our products that use the challenged intellectual property;

  . obtaining from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

  .  redesigning those products that use infringing intellectual property.

   As a result, the expense associated with intellectual property litigation or management's diversion from daily operations of our business caused by any intellectual property litigation may have a negative impact on our business and our financial results.

   We are the target of several securities fraud class action complaints and are at risk of securities class action litigation. This could result in substantial costs to us, drain our resources and divert our management's attention.

   Beginning July 11, 2001, multiple securities fraud class action complaints were filed in the United States District Court for the Southern District of New York. We are aware of at least three such complaints: Berger v. Goldman, Sachs & Co., Inc. et al (S.D.N.Y. July 25, 2001), Atlas v. Microtune et al (S.D.N.Y. Aug. 7, 2001) and Ellis Investment Ltd. v. Goldman, Sachs & Co., Inc. et al (S.D.N.Y. August 7, 2001). Purportedly, the complaints are brought on behalf of all persons who purchased our common stock from August 4, 2000 through December 6, 2000. According to the law firm that filed it, the Atlas complaint names as defendants Microtune, Douglas J. Bartek, our Chairman and Chief Executive Officer, Everett ("Buddy") Rogers, our Chief Financial Officer and Vice President of Finance and Administration, and several investment banking firms that served as underwriters of our initial public offering. Microtune, Mr. Bartek and Mr. Rogers were served with notice on the Atlas complaint on August 22, 2001, however, they have not been served on the other referenced complaints. The Berger and Ellis Investment Ltd. complaints assert claims against the underwriters only. More such lawsuits may be filed. Among other things, the complaints allege liability under the federal securities laws as further set forth in "Recent Developments" on the grounds that the registration statement for the initial public offering did not disclose that: (1) the underwriters had agreed to allow certain customers to purchase shares in the offering in exchange for excess commissions paid to the underwriters; and (2) the underwriters had arranged for certain customers to purchase additional shares in the aftermarket at pre-determined prices. We are aware that similar allegations have been made in lawsuits challenging over 180 other initial public offerings conducted in 1998, 1999 and 2000. No specific amount of damages is claimed in the three complaints involving our initial public offering. These cases are subject to the Private Securities Litigation Reform Act of 1995 and we expect that the cases will be consolidated into a single action. These cases and all of the other lawsuits filed in the Southern District of New York making similar allegations have been coordinated before the Honorable Shira A. Scheindlin who is expected to set a briefing schedule for motions to dismiss. We believe that the allegations against Microtune, Mr. Bartek and Mr. Rogers are without merit. We intend to contest them vigorously including filing a motion to dismiss these cases. We are unable at this time to determine whether the outcome of the litigation will have a material impact on our results of operations or financial condition in any future period.

   Our ability to sell our radio frequency products may suffer if any outstanding claims of intellectual property infringement against us or one of our customers is valid, if any other third party claims that we or our customers infringe on their intellectual property or if any of our issued patents are proven to be invalid.

   The electronics industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which have resulted in significant and often protracted and expensive litigation. In addition, our customers may be subject to infringement claims for products incorporating our radio frequency products. If any claims of infringement are made against any of our customers, our customers may seek to involve us in the infringement claim and request indemnification from us. For example, we could be notified of a claim against one of our customers for which the customer would make a claim for indemnification from us. If the claim resulted in an adverse result for our customer, it may reduce or completely eliminate marketing of its infringing product, which would decrease sales of our radio frequency products to this customer. Further, if our customer prevailed in its claim for indemnification against us, or if we were found to infringe on any other third-party intellectual property, we could be required to:

  . pay substantial damages such as royalties on our historical and future product sales;

  .  indemnify our customers for their legal fees and damages paid;

  .  stop manufacturing, using and selling the infringing products;

  .  expend significant resources to develop non-infringing technology;

  .  discontinue the use of some of our processes; or

  .  obtain licenses to the technology.

   We may be unsuccessful in developing noninfringing products or negotiating licenses upon reasonable terms. These problems might not be resolved in time to avoid harming our results of operations.

   Furthermore, we have initiated, and may initiate in the future, claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. On January 24, 2001, we filed a lawsuit alleging patent infringement in the United States Court for the Eastern District of Texas, Sherman Division, against Broadcom Corporation. The lawsuit is in the initial phases of discovery and its outcome is uncertain. If we are unsuccessful in this litigation or other similar claims, then Broadcom and others will be able to compete directly against us, which would materially adversely effect our ability to sell our products and grow our business. Any current or future litigation by or against us or one of our customers could result in significant expense and divert the efforts of our technical personnel and management, whether or not the litigation results in a favorable determination.

   Our customers' products are subject to governmental regulation.

   Governmental regulation could place constraints on our customers and consequently minimize their demand for our radio frequency products. The Federal Communications Commission, or FCC, has broad jurisdiction over several of our target markets in the U.S. Similar governmental agencies regulate our target markets in other countries. Although our products are not directly subject to current regulations of the FCC or any other federal or state communications regulatory agency, much of the equipment into which our products are incorporated is subject to direct government regulation. Accordingly, the effects of regulation on our customers or the industries in which they operate may, in turn, impede sales of our products. For example, demand for our radio frequency products will decrease if equipment incorporating our products fails to comply with FCC emissions specifications.

   You may not be able to sell your securities at or above the price you paid.

   We may determine the public offering price of the securities offered under this prospectus through negotiations with third parties such as underwriters, and this price may not be indicative of the prices that will prevail in the trading market. The market price of our securities may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

  . changes in financial estimates and recommendations by securities analysts;

  . changes in market valuations or the financial performance of other companies supplying radio frequency integrated circuits and tuners;

  . announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; or

  . fluctuations in stock market prices and volumes, which are particularly common among the securities of technology companies.

   As a result, you may not be able to sell your securities at or above the price you paid.

   We may be unable to obtain the capital required to grow our business.

   From time to time, we may need to raise funds to meet our working capital and capital expenditure needs through the sale of securities under this prospectus or through other financing alternatives. We cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. Our capital requirements depend upon several factors, including the rate of market acceptance of our products, our ability to expand our customer base, our level of expenditures for sales and marketing, the cost of product and service upgrades and other factors. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. Further, if we issue equity securities, stockholders will experience additional dilution and the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we issue debt securities, the debt securities will have rights senior to those of existing holders of equity securities generally. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could harm our ability to grow our business.

   Future sales of our securities or the expectation of or uncertainty about those sales may cause our stock price to decline.

   The market price of our common stock or any other securities that we issue could decline as a result of the registration or sale of substantial amounts of our securities, including common stock, in the public market or to private investors, or the expectation or uncertainty that those sales could occur. These sales or the possibility that they may occur also could also make it more difficult for us to raise funds through future offerings of securities.

   Provisions in our charter documents and Delaware law may deter takeover efforts that you may feel would be beneficial to you.

   Several provisions of our amended and restated certificate of incorporation and Bylaws may discourage, delay or prevent a merger or acquisition that you may consider favorable and therefore may harm our stock price. Those provisions include:

  .  authorizing the issuance of "blank check" preferred stock;

  . providing for a classified board of directors with staggered, three-year terms;

  .  prohibiting cumulative voting in the election of directors;

  . limiting the persons who may call special meetings of the board or the stockholders;

  .  prohibiting stockholder action by written consent;

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

  .  establishing super-majority voting requirements in some instances.

   Management will have broad discretion in using the proceeds of any offering of our securities.

   We need to retain flexibility to respond to factors affecting our business. Accordingly, our management will retain broad discretion as to the allocation of the proceeds of any offering of our securities and may use the proceeds in a manner with which you may not agree. If our management does not effectively use the proceeds from any offering of our securities, we may not be able to operate and grow our business successfully.

   If we do not anticipate and adapt to evolving industry standards in the radio frequency tuner and broadband communications markets, or if industry standards develop more slowly than expected, our products could become obsolete and we could lose market share.

   Products for broadband communications applications generally are based on industry standards that are continuously evolving. In some cases, the development of these standards takes longer than originally anticipated. We have directed our development toward producing radio frequency products that comply with the evolving standards. The delayed development of a standard in our target markets has resulted in slower deployment of new technologies, which may harm our ability to sell our radio frequency products, or frustrate the continued use of our proprietary technologies. The continued delay in the development of these industry standards could result in fewer manufacturers purchasing our radio frequency products in favor of continuing to use the proprietary technologies designed by our competitors. Such delayed development of industry standards and the resulting slower deployment of new technologies would result in diminished and/or delayed revenues and consequently harm our business. Further, if new industry standards emerge, our products or our customers' products could become unmarketable or obsolete. In addition, we may incur substantial unanticipated costs to comply with these evolving standards.

   Our ability to adapt to changes and to anticipate future standards and the rate of adoption and acceptance of those standards is a significant factor in maintaining or improving our competitive position and prospects for growth. Our inability to anticipate the evolving standards in the broadband communications markets and, in particular, in the radio frequency market, or to develop and introduce new products successfully into these markets, could result in diminished revenues and consequently harm our business.

   Other technologies for the broadband communications market will compete with some of our target markets. If these technologies prove to be more reliable, faster or less expensive or become more popular, the demand for our radio frequency products and our revenues may decrease.

   Some of our target markets, such as cable modem and cable telephony services, are competing with a variety of non-radio frequency based broadband communications technologies, including digital subscriber line technology. Many of these technologies may compete effectively with cable modem and cable telephony services. If any of these competing technologies are more reliable, faster or less expensive, reach more customers or have other advantages over radio frequency based broadband technology, the demand for our radio frequency products and our revenues may decrease.

   Our success depends on the continued growth of the broadband communications markets generally and the radio frequency product markets specifically.

   We derive a substantial portion of our revenues from sales of radio frequency products into markets related to broadband communication applications, in particular, the cable modem market. These markets are characterized by:

  .  intense competition;

  .  rapid technological change; and

  . short product life cycles, especially in the consumer electronics markets.

   Although the broadband communications markets generally have grown rapidly in the last few years, these markets may not continue to grow or a significant slowdown in these markets may occur. In particular, the set-top box, cable modem and cable telephony markets may not grow at a rate sufficient for us to achieve profitability. Because of the intense competition in the broadband communications markets, the unproven technology of many products addressing these markets and the short life cycles of many consumer products, it is difficult to predict the potential size and future growth rate of the radio frequency product markets. In addition, the broadband communications markets are transitioning from analog to digital, as well as expanding to new services, including internet access, cable telephony and interactive television. The future growth of the radio frequency product markets are partially dependent upon the market acceptance of products and technologies addressing the broadband communications markets, and we cannot assure you that the radio frequency technologies upon which our products are based will be accepted by any of these markets. If the demand for radio frequency products is not as great as we expect, we may not be able to generate sufficient revenues to become successful.

   The semiconductor industry is cyclical. If there is a sustained upturn in the semiconductor market, there could be a resulting increased demand for foundry services, significantly reducing product availability and increasing our costs.

   The semiconductor industry periodically experiences increased demand and production capacity constraints. An increased demand for semiconductors could substantially increase the cost of producing our radio frequency products, particularly our integrated circuit products, and consequently reduce our profit margins. As a result, we may experience substantial period-to-period fluctuations in future results of operations due to general semiconductor industry conditions.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

   This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus and any prospectus supplement contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained in this prospectus or any prospectus supplement or incorporated by reference in this prospectus or any prospectus supplement that are not statements of historical fact may be deemed to be forward-looking statements. We may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "will," "could" or "may" or other words that convey uncertainty of future events or outcomes to identify forward-looking statements. For a discussion of important factors that could affect our actual results or cause our actual results to differ materially from the results anticipated by these forward-looking statements, please refer to the section entitled "Risk Factors." These important factors also include the factors that we identify in the documents we incorporate by reference. You should read these factors and the other cautionary statements made in this prospectus, any prospectus supplement and the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   Our consolidated ratios of earnings to fixed charges and our deficiencies of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated are as follows:

                                                                            May 28, 1996
                          Nine Months                                       (inception)
                             Ended                                            through
                         September 30,     Year ended December 31,          December 31,
                         ------------- -----------------------------------  ------------
                             2001        2000     1999     1998     1997        1996
                         ------------- --------  -------  -------  -------  ------------
Ratio of earnings to
 fixed charges..........        --          --       --       --       --        --
Deficiency of earnings
 to fixed charges.......   $(17,666)   $(29,760) $(8,508) $(3,487) $(2,406)    $(623)
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends..............        --          --       --       --       --        --
Deficiency of earnings
 to combined fixed
 charges and preferred
 stock dividends........   $(17,666)   $(29,760) $(8,508) $(4,298) $(6,589)    $(623)

   We have computed the ratios of earnings to fixed charges shown above by dividing income before income taxes and fixed charges by fixed charges. We have computed the ratios of earnings to combined fixed charges and preferred stock dividends by dividing income before income taxes and fixed charges by the sum of fixed charges and preferred stock dividends. The term "fixed charges" means the sum of the following: (a) interest expensed and capitalized; (b) amortized premiums, discounts and capitalized expenses related to indebtedness; (c) an estimate of the interest within rental expense; and (d) preference securities dividend requirements of consolidated subsidiaries. For the periods presented, our fixed charges consisted only of a percentage of rental expense of operating leases that represents interest.

                                USE OF PROCEEDS

   Unless we otherwise indicate in an applicable prospectus supplement, we currently expect to use the net proceeds from the sale of any securities for working capital and other general corporate purposes, including:

  .  to finance our growth;

  .  for capital expenditures made in the ordinary course of business; and

  . for acquisitions of businesses, products and technologies that complement or expand our business.

   We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness. We will receive no proceeds from the sale of our common stock by the selling stockholders.

                          THE SECURITIES WE MAY OFFER

   The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

   We may sell from time to time, in one or more offerings:

  .  common stock;

  .  preferred stock;

  .  debt securities; and

  .  warrants to purchase any of the securities listed above.

   In this prospectus, we refer to the common stock, preferred stock, debt securities and warrants collectively as "securities." The maximum aggregate dollar amount of all securities that we and any selling stockholders may issue under this prospectus and all supplements to this prospectus will not exceed $250,000,000.

   If we decide to sell shares of our common stock, the selling stockholders may sell up to 3.5 million shares of the common stock owned by them, subject to any reductions or cutbacks as determined by us and the underwriters. The selling stockholders are including their shares in this registration statement because they were granted piggyback registration rights when they acquired shares of our convertible preferred stock prior to our initial public offering in August 2000.

   If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

   This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

                              SELLING STOCKHOLDERS

   The following table sets forth the name of each selling stockholder and its relationship, if any, with us and:

  . the number of shares of our common stock beneficially owned by each selling stockholder as of November 25, 2001;

  . the maximum number of shares of our common stock that may be offered for the account of each selling stockholder; and

  . the amount and percentage of our common stock to be beneficially owned by each selling stockholder assuming the sale of all shares of common stock that the selling stockholders may sell hereunder.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as set forth below, the entities named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of outstanding shares of our common stock as of December 3, 2001 was 47,691,617.

                                                                      Percentage
                                                         Shares of        of
                           Shares of       Maximum      Common Stock Common Stock
                          Common Stock Number of Shares Beneficially Beneficially
                          Beneficially of Common Stock  Owned After  Owned After
    Name of Selling       Owned Prior  That May Be Sold     the          the
     Stockholder(3)       to Offering     Hereunder     Offering(1)  Offering(2)
    ---------------       ------------ ---------------- ------------ ------------
HMTF Europe Fund Cayman,
 L.P....................   2,677,458      1,586,295      1,091,163        --
HMTF Europe Private Fund
 Cayman, L.P............      32,017         18,968         13,049        --
HM PG Europe I, C.V.....     197,816        117,198         80,618        --
HMEU 1-EQ Coinvestors,
 L.P....................      34,382         20,371         14,011        --
HMEU 1-P Coinvestors,
 L.P....................       7,110          4,210          2,900        --
HMEU 1-EN Coinvestors,
 L.P....................       4,574          2,710          1,864        --
HM 1-FOF Coinvestors
 Cayman, L.P............         252            143            109        --
HMTF Equity Fund
 IV(1999) Cayman, L.P...   2,734,166      1,619,894      1,114,272        --
HMTF Private Equity Fund
 IV (1999) Cayman, L.P..      19,368         11,476          7,892        --
HM 4-EN Coinvestors
 Cayman, L.P............       7,987          4,733          3,254        --
HM 4-P Coinvestors
 Cayman, L.P............       2,168          1,284            884        --
HM 4-EQ Coinvestors
 Cayman, L.P............      44,691         26,477         18,214        --
Hicks, Muse PG-IV
 (1999), C.V. ..........     145,564         86,241         59,323        --
                           ---------      ---------      ---------       ---
  Total.................   5,907,553      3,500,000      2,407,553        --
                           =========      =========      =========       ===

--------
* Less than 1% of the outstanding shares of our common stock.

(1) Assumes the sale of all shares of our common stock registered hereunder, however, this prospectus provides that the selling stockholders may sell only up to 3.5 million shares of the common stock owned by them, subject to any reductions or cutbacks as determined by us and any underwriters, if we decide to sell shares of our common stock.

(2) Because each selling stockholder may sell all or some of the shares registered on its behalf only if we decide to sell shares of our common stock, at this time no estimate can be given as to the percentage of shares owned by each selling stockholder after the completion of any offering. We will provide this percentage information in a prospectus supplement at the time of any offering hereunder.

(3) Each of the selling stockholders listed above is an affiliate of Hicks, Muse, Tate & Furst Incorporated, a private investment firm. As of November, 25, 2001, Thomas O. Hicks, a partner of Hicks, Muse, Tate & Furst Incorporated, directly held of record 38,669 shares of common stock and indirectly held 17,194 shares of common stock. This indirect ownership includes (i) 5,016 shares held of record as the trustee of certain trusts for the benefit of Mr. Hicks' children, (ii) 1,266 shares held of record by TOH, Jr. Ventures

   Ltd., a limited partnership whose general partner is TOH Management Company, LLC, a limited liability company whose sole member is Mr. Hicks,
   (iii) 9,658 shares held of record by TOH Investors, L.P., a limited partnership whose general partner is TOH Management Company, LLC and (iv) 1,254 shares held of record by MHH Ventures, Ltd., whose general partner is TOH Management Company, LLC. Mr. Hicks is also the indirect general partner of each of the selling stockholders listed above and, accordingly may be deemed to beneficially own all or a portion of the shares of common stock owned by those entities. In addition, Jack D. Furst, a partner of Hicks, Muse, Tate & Furst Incorporated, is a Class II Director of Microtune and, as of October 31, 2001, did not hold of record any shares of common stock and indirectly held 20,662 shares of common stock. This indirect ownership includes (i) 4,744 shares held of record by JF Investors, L.P. a limited partnership whose sole general partner is an entity wholly owned by Mr. Furst and (ii) 15,918 shares held of record by the JDF Family Trust, an irrevocable trust where Mr. Furst is the trustee. Mr. Furst is also an officer of the indirect general partner of each of the selling stockholders listed above and, accordingly may be deemed to beneficially own all or a portion of the shares of common stock owned by those entities. Each of Mr. Hicks and Mr. Furst disclaims beneficial ownership of all shares not owned by each of them of record (except to the extent of any pecuniary interest therein). In addition, Eric Lindberg, an employee of Hicks, Muse, Tate & Furst Incorporated, was appointed as a Class III Director of Microtune and a member of our audit committee in August 2001 and, as of October 31, 2001, directly held of record 262 shares of common stock. Messrs. Furst and Lindberg replaced Lawrence D. Stuart, Jr., a former partner of Hicks, Muse, Tate & Furst Incorporated, and Philippe von Stauffenberg, an employee of Hicks, Muse, Tate & Furst Incorporated, respectively, upon their resignation from our board of directors in August 2001.

   In January 2000, we combined with Microtune GmbH (formerly Temic Telefunken Hochfrequenztechnik GmbH) and its wholly-owned subsidiaries and affiliated companies, by acquiring HMTF Acquisition (Bermuda), Ltd. In connection with this combination, we issued 2,898,602 shares of our Series E preferred stock and a warrant to acquire 966,201 shares of our common stock to HMTF Temic/Microtune Cayman, L.P., a Cayman Islands limited partnership and an affiliate of Hicks, Muse, Tate & Furst Incorporated. In addition, in 1999 HMTF Temic/Microtune Cayman, L.P. purchased 833,334 shares of our Series D preferred stock. In January 2000, we effected a 2-for-1 stock split of our common stock. Following our stock split, HMTF Temic/Microtune Cayman, L.P. owned 1,666,668 shares of our Series D preferred stock, 5,797,204 shares of our Series E preferred stock, and a warrant to acquire 1,932,402 shares of our common stock. These shares were subsequently converted or exercised into shares of our common stock and were distributed in a pro rata distribution without consideration to the selling stockholders listed above.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our authorized capital stock consists of 175,000,000 shares of stock, including:

  . 150,000,000 shares of common stock, $0.001 par value per share, of which 47,691,617 shares were issued and outstanding as of December 3, 2001; and

  . 25,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are currently issued or outstanding.

Common Stock

   This section describes the general terms of our common stock. For more detailed information, you should refer to our amended and restated certificate of incorporation, a copy of which has been filed with the SEC. Our amended and restated certificate of incorporation is also incorporated by reference into this prospectus.

   Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock may be entitled, holders of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and any shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock or debt securities that we may designate and issue in the future.

Preferred Stock

   This section describes the general terms and provisions of our preferred stock. If shares of preferred stock are offered by virtue of this prospectus, a prospectus supplement will describe the specific terms of the shares of preferred stock, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designations, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. In addition to the other information contained in this prospectus or any applicable prospectus supplement, you should refer to the applicable certificate of designation as well as our restated certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

   Our board of directors has been authorized to provide for the issuance of up to 25 million shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

  .  the designation of the series;

  .  the number of shares within the series;

  . whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

  . the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

  . whether the shares are redeemable, the redemption price and the terms of redemption;

  .  the amount payable for each share you own if we dissolve or liquidate;

  . whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions of conversion or exchange;

  . any restrictions on issuance of shares in the same series or any other series;

  .  voting rights applicable to the series of preferred stock; and

  .  any other rights, preferences or limitations of the series.

   Your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock offered by us in this prospectus, when issued and paid for, will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

Limitation of Liability and Indemnification

   Delaware law provides that a corporation has the ability to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by Delaware law. This limitation of liability does not apply to liabilities arising under federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our Bylaws provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by law including in circumstances in which indemnification is otherwise discretionary under Delaware law. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our Bylaws permit any indemnification. We maintain directors' and officers' liability insurance and intend to continue to maintain the insurance in the future.

   We have also entered into agreements to indemnify our directors and executive officers. In these agreements, we agree to indemnify these persons for expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any of them in any action or proceeding, including any action by or in the right of us arising out of that person's services as our director, officer, employee, agent or fiduciary or for any subsidiary of us or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

   Provisions of Delaware law and our amended and restated certificate of incorporation and Bylaws could make it more difficult for a third party to acquire us by means of a tender offer, a proxy contest or otherwise or to remove our directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging those proposals because negotiation of those proposals could result in an improvement of their terms.

   Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with specific exceptions):

  . the board of directors approves the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status;

  . when the stockholder became an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . on or subsequent to the date the business combination is approved by the board of directors, the business combination is authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

   Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation divides our Board of Directors into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board is elected each year. Our classified board could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. A classified board could also have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

   Our amended and restated certificate of incorporation provides that our directors may be removed (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock, voting as a single class, or (ii) without cause by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the voting stock.

   Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before our annual meeting of stockholders, including proposed nominations of persons for election to our Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary a timely notice in proper written form in accordance with our Bylaws, of the stockholder's intention to bring that business before the meeting. Although the Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders, the Bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

   Under Delaware law, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in our amended and restated certificate of incorporation or Bylaws. Our

Bylaws authorize the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, our Chief Executive Officer, our President and any holder of at least 15% of our outstanding voting stock to call a special meeting of stockholders. The limits on the right of holders of less than 15% of our outstanding voting stock to call a special meeting means that a stockholder owning less than 15% of our outstanding voting stock cannot force stockholder consideration of a proposal over the opposition of our Board of Directors by calling a special meeting of stockholders prior to the time that a majority of our Board of Director believes that consideration to be appropriate or until the next annual meeting provided that the requestor meets the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our Board of Directors could be delayed until the next annual meeting.

   Under Delaware law, stockholders may execute an action by written consent in lieu of a stockholder meeting. Delaware law permits a corporation to eliminate the ability of stockholders to take actions by written consent. Our amended and restated certificate of incorporation prohibits actions by written consent of stockholders. Denying stockholders the right to act by written consent may lengthen the amount of time required to take stockholder actions since actions by written consent may not be subject to the minimum notice requirement of a stockholders meeting. Denying stockholders the right to act by written consent may also deter hostile takeover attempts. A holder or group of holders controlling a majority in interest of our capital stock would not be able to amend our Bylaws or remove directors pursuant to a stockholders' written consent. Any holder or group of holders would have to obtain the consent of a majority of our Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President or a holder of at least 15% of our outstanding voting stock to call a stockholders' meeting and wait until the notice periods, as determined by the Board of Directors pursuant to our Bylaws, expire prior to taking any action.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Computershare Investor Services, 1601 Elm Street, Suite 4340, Dallas, Texas, 75201, phone:
(214) 969-1859.

Stock Market Listing

   Our common stock is listed on the Nasdaq National Market. The trading symbol for our common stock on this market is "TUNE."

                         DESCRIPTION OF DEBT SECURITIES

   We may issue debt securities in one or more series under an Indenture between us and a trustee to be determined. A form of an Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. Any Indenture will be subject to, and governed by, the Trust Indenture Act of 1939.

   The following summary of certain provisions of the Indenture filed as an exhibit to the registration statement does not purport to be complete and is qualified in its entirety by express reference to the Indenture and any specific securities resolution or any supplemental indenture authorizing a series of debt securities. Copies of the resolution or supplemental indenture will be filed with the SEC. Capitalized terms used in this section without definition have the meanings given the terms in the Indenture.

   The particular terms of the debt securities offered by a prospectus supplement will be described in that supplement, along with any applicable modifications or additions to the general terms of the debt securities as described in this prospectus and in the Indenture. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both the description of the debt securities in this prospectus and the prospectus supplement.

General

   The Indenture does not limit the amount of debt securities that can be issued or our ability or that of our subsidiaries to incur, assume or guarantee debt. In addition, the Indenture does not restrict our ability or that of our subsidiaries to create or permit liens. It provides that the debt securities may be issued from time to time in one or more series pursuant to the terms of one or more securities resolutions or supplemental indentures creating the series.

   As of the date of this prospectus, there were no debt securities outstanding under the Indenture.

Terms

   Reference is made to the relevant prospectus supplement for the following terms, if applicable, of the debt securities offered thereby:

  . the designation, aggregate principal amount, currency or composite currency in which principal or interest may be paid and denominations;

  . the price at which the debt securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

  . the maturity date and other dates, if any, on which principal will be payable;

  . the interest rate or rates, if any, or method of calculating the interest rate or rates;

  . the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

  .  the manner of paying principal and interest;

  .  the place or places where principal and interest will be payable;

  . the terms of any mandatory or optional redemptions by us, including any sinking fund;

  .  the terms of any conversion or exchange rights;

  .  the terms of any redemptions at the option of holders;

  .  any tax indemnity provisions;

  . if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining the payments;

  . the portion of principal payable upon acceleration of a discounted debt security (as defined below);

  .  whether and upon what terms debt securities may be defeased;

  . whether any events of default or covenants in addition to or in lieu of those set forth in the Indenture apply;

  . provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

  .  the ranking of the debt securities; and

  .  any other terms not inconsistent with the provisions of the Indenture.

   We may issue debt securities as registered debt securities, bearer debt securities or uncertificated debt securities and in such denominations as specified in the terms of the series.

   In connection with its original issuance, no bearer debt security will be offered, sold or delivered to any location in the United States, and a bearer debt security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by us to comply with United States laws and regulations.

   Registration of transfer of registered debt securities may be requested upon surrender thereof at any office or agency we maintain for that purpose and upon fulfillment of all other requirements of the agent.

   Securities may be issued under the Indenture as discounted debt securities to be offered and sold at a discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating to any discounted debt securities. "Discounted debt security" means a security where the amount of principal due upon acceleration is less than the stated principal amount payable at maturity.

Covenants

   Any covenants that may apply to a particular series of debt securities will be described in the prospectus supplement relating thereto.

Ranking Of Debt Securities

   Unless stated otherwise in a prospectus supplement, the debt securities will not be secured by our properties or assets and will represent unsecured debt. Unless stated otherwise in a prospectus supplement, unsecured debt securities will rank equally and ratably with any other unsecured and unsubordinated debt. The Indenture does not limit the ability of any of our subsidiaries to issue, assume or guarantee debt, and the debt securities may be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries.

Successor Obligor

   The Indenture provides that, unless otherwise specified in the securities resolution establishing a series of debt securities, we may not consolidate with or merge into, or transfer all or substantially all of our assets to, any person in any transaction in which we are not the survivor, unless:

  . the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof;

  . the person assumes by supplemental indenture all of our obligations under the Indenture, the debt securities and any coupons;

  . all required approvals of any regulatory body having jurisdiction over the transaction have been obtained; and

  .  immediately after the transaction no default (as defined below) exists.

   The successor will be substituted for us, and thereafter all of our obligations under the Indenture, the debt securities and any coupons will terminate.

Exchange Of Debt Securities

   Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered debt securities at an office or agency we maintain for that purpose and upon fulfillment of all other requirements of our agent.

Default and Remedies

   Unless the securities resolution establishing the series otherwise provides (in which event the prospectus supplement will so state), an "event of default" with respect to a series of debt securities will occur if:

  . we default in any payment of interest on any debt securities of that series when the same becomes due and payable and the default continues for a period of 30 days;

  . we default in the payment of the principal and premium, if any, of any debt securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

  . we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of that series as required by the securities resolution establishing that series;

  . we default in the performance of any of our other agreements applicable to the series and the default continues for 60 days after the notice specified below;

  . pursuant to or within the meaning of any Bankruptcy Law (as defined below), we:

    .  commence a voluntary case;

    . consent to the entry of an order for relief against us in an involuntary case;

    . consent to the appointment of a Custodian (as defined below) for us or for all or substantially all of our property; or

    .  make a general assignment for the benefit of our creditors;

  . a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

    .  is for relief against us in an involuntary case;

    . appoints a Custodian for us or for all or substantially all of our property; or

    . orders our liquidation, and the order or decree remains unstayed and in effect for 60 days; or

  .  there occurs any other event of default provided for in such series.

   The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

   "Default" means any event which is, or after notice or passage of time would be, an event of default. If an event of default occurs and is continuing on a series, the trustee, by notice to us, or the holders of at least 25% in principal amount of the series, may declare the principal of and accrued interest on all the debt securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount. The holders of a majority in principal amount of the series, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series.

   The trustee may require indemnity satisfactory to it before it enforces the Indenture or the debt securities of the series. Subject to certain limitations, holders of a majority in principal amount of the debt securities of the series may direct the trustee in its exercise of any trust or power with respect to the series. Except in the case of default in payment on a series, the trustee may withhold from holders of that series notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the Indenture.

   The Indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of debt securities, would not constitute an event of default. A securities resolution may provide for a cross-default provision, in which case the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

   The Indenture and the debt securities or any coupons of the series may be amended, and any default may be waived, as follows. Unless the securities resolution otherwise provides (in which event the prospectus supplement will so state), we and the trustee may amend the debt securities, the Indenture and any coupons with the written consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. Unless the securities resolution otherwise provides (in which event the prospectus supplement will so state), a default on a particular series may be waived with the consent of the holders of a majority in principal amount of the debt securities of the series. However, without the consent of each debt security holder affected, no amendment or waiver may:

  . reduce the amount of debt securities whose holders must consent to an amendment or waiver;

  . reduce the interest on or change the time for payment of interest on any debt security;

  . change the fixed maturity of any debt security or change the amount or time for any payment of any sinking fund or similar fund;

  .  reduce the principal of any non-discounted debt security;

  . reduce the amount of the principal of any discounted debt security that would be due on acceleration, upon redemption or upon maturity;

  . change the currency in which the principal of or interest on a debt security is payable;

  . make any change that materially adversely affects the right to convert or exchange any debt security; or

  . waive any default in payment of interest on or principal of a debt security.

   Without the consent of any debt security holder, we and the trustee may amend the Indenture, the debt securities or any coupons to:

  .  cure any ambiguity, omission, defect or inconsistency;

  . provide for assumption of our obligations to debt security holders in the event of a merger or consolidation requiring such assumption;

  . provide that specific provisions of the Indenture shall not apply to a series of debt securities not previously issued;

  .  create a series and establish its terms;

  .  provide for a separate trustee for one or more series; or

  . make any change that does not materially adversely affect the rights of any debt security holder.

Legal Defeasance and Covenant Defeasance

   Any series of our debt securities may be subject to the defeasance and discharge provisions of the applicable indenture if so specified in the applicable prospectus supplement. If those provisions are applicable, we may elect either:

  . legal defeasance--which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those debt securities; or

  . covenant defeasance--which will permit us to be released from our obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of our subordinated debt securities.

   If we exercise our legal defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default related to the specified covenants.

   Unless otherwise provided in the applicable prospectus supplement, we may invoke legal defeasance or covenant defeasance with respect to any series of our debt securities only if:

  . we irrevocably deposit with the trustee, in trust, an amount in funds or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on those debt securities;

  . we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment of the deposited U.S. government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of that series to maturity or redemption, as the case may be;

  . 123 days pass after the deposit is made and, during the 123-day period, no default relating to our bankruptcy, insolvency or reorganization occurs that is continuing at the end of that period;

  . no event of default has occurred and is continuing on the date of the deposit and after giving effect to the deposit;

  .  the deposit is not a default under any other agreement binding on us;

  . we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit is not, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

  . in the case of legal defeasance, we shall have delivered to the trustee an opinion of counsel in the U.S. reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in the case of either (a) or (b) to the effect that, and based upon which the opinion of counsel shall confirm that, the holders of outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of this legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if this legal defeasance had not occurred;

  . in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel in the U.S. reasonably acceptable to the trustee confirming that the holders of outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of this covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if this covenant defeasance had not occurred; and

  . we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of that series as contemplated by the applicable indenture have been complied with.

Regarding the Trustee

   We will identify a third party to act as trustee and registrar for debt securities issued under the Indenture and, unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the debt securities. We may remove the trustee with or without cause if we so notify the trustee three months in advance and if we are not in default during the three-month period. The trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for us or our affiliates, and may otherwise deal with us or our affiliates, as if it were not trustee.

                            DESCRIPTION OF WARRANTS

   The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

   We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.

   We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

   We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

  .  the offering price and aggregate number of warrants offered;

  .  the currency for which the warrants may be purchased;

  . if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  . if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  . in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon exercise;

  . in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon exercise;

  . the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

  .  the terms of any rights to redeem or call the warrants;

  . any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  . the dates on which the right to exercise the warrants will commence and expire;

  .  the manner in which the warrant agreement and warrants may be modified;

  .  federal income tax consequences of holding or exercising the warrants;

  .  the terms of the securities issuable upon exercise of the warrants; and

  . any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

   Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

  . in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  . in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

   Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern standard time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

   Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

   Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability Of Rights By Holders Of Warrants

   Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

                              PLAN OF DISTRIBUTION

   We may distribute the securities being offered hereby and the selling stockholders may sell shares of our common stock they own in one or more of the following ways from time to time:

  .  through agents to the public or to specific purchasers;

  . through underwriters or dealers for resale to the public or to specific purchasers;

  .  directly to specific purchasers; or

  .  through a combination of any such methods.

   We may distribute the securities from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to the prevailing market prices, or (iv) at negotiated prices.

   We will set forth in a prospectus supplement the terms of the offering of securities, including:

  .  the name or names of any agents or underwriters;

  . the purchase price of the securities being offered and the proceeds we will receive from the sale;

  .  the name of any selling stockholders and amount of common stock sold;

  . the number of shares of our common stock owned by the selling stockholders and any affiliations with us;

  . any over-allotment options under which underwriters may purchase additional securities from us or the selling stockholders;

  . any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  .  any public offering price;

  .  any discounts or concessions allowed or reallowed or paid to dealers;
     and

  .  any securities exchanges on which the securities may be listed.

   If we use any agents, underwriters or dealers in connection with the sale of our securities being registered under Rule 415, the maximum commission or discount to be received by any NASD member will not exceed 8%. The selling stockholders agreed that (1) they will not offer or sell any shares of common stock pursuant to this prospectus other than as part of an underwritten public offering in which we sell shares of our common stock and (2) the maximum number of shares of common stock that they will sell pursuant to this prospectus will not exceed 3.5 million shares of common stock. Since the selling stockholders may sell all or some of their shares of common stock that have been registered pursuant to this prospectus only if we sell our common stock, no estimate can be made of the aggregate number of shares of common stock that will be sold under this prospectus and any prospectus supplement by the selling stockholders or owned by the selling stockholders upon completion of any such sale, but such information will be provided in a prospectus supplement prior to the sale.

   The shares of common stock that may be offered by the selling stockholders under this prospectus were acquired upon conversion of shares of our preferred stock purchased in private transactions prior to our initial public offering on August 4, 2000. In those transactions, we granted the selling stockholders rights to register the shares of common stock owned by them for resale subject to reductions or cutbacks in the number of shares they may sell as determined by us and any underwriters.

Agents

   We may designate agents to solicit offers to purchase from time to time. Any agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, will be named in a prospectus supplement, and any commissions payable by us to that agent will be set forth in the prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment or on a continuing basis.

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Underwriters

   If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We and the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act of 1933. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers.

Dealers

   If we use dealers for a sale of securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Direct Sales

   We may also sell securities directly to one or more purchasers without using underwriters, dealers or agents.

   Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We and the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act of 1933. Underwriters, dealers and agents may engage in other transactions with us or perform other services for us or our subsidiaries.

Trading Markets and Listing Of Securities

   Other than our common stock and unless otherwise specified in a prospectus supplement, each class or series of securities will be a new issue with no established trading market. We may elect to list any other class or series of securities on any exchange or trading market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

   Any underwriter may engage in over-allotment transactions, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

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                             VALIDITY OF SECURITIES

   The validity of the common stock, preferred stock, warrants and debt securities will be passed upon for us by Gray Cary Ware & Freidenrich LLP, Austin, Texas.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the Registration Statement of which this prospectus is a part. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have also audited the consolidated financial statements of HMTF Acquisition (Bermuda) Ltd. and Temic Telefunken Hochfrequenztechnik GmbH included in our Registration Statement on Form S-1 (Registration No. 333-36340) on pages F-26 through F-42 of that registration statement, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the Registration Statement of which this prospectus is a part. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

   The financial statements of Transilica Inc. included in Amendment No. 2 to the Form 8-K dated December 5, 2001 and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means:

  .  incorporated documents are considered part of this prospectus;

  . we can disclose important information to you by referring you to those documents; and

  . information that we file with the SEC will automatically update this prospectus.

   The following documents that we filed with the SEC either pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 are incorporated by reference and made a part of this prospectus:

  . Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

  .  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

  .  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

  .  Our Quarterly Report on Form 10-Q for the quarter ended September 30,
     2001;

  . Our Amendment No. 2 to our Current Report on Form 8-K dated December 5, 2001, and originally filed with the SEC on November 15, 2001; and

  . The description of our securities contained in Item 1 to our Registration Statement on Form 8-A filed with the SEC on July 14, 2000.

   In addition, pursuant to Rule 3-05(b)(4)(iii) of Regulation S-X, the consolidated financial statements of HMTF Acquisition (Bermuda) Ltd. ("HMTF Acquisition"), and Temic Telefunken Hochfrequenztechnik GMBH ("Temic") that appear on pages F-26 through F-42 of our Registration Statement on Form S-1 (Registration No. 333-36340) are incorporated herein by reference.

   This prospectus is part of a registration statement on Form S-3 filed with the SEC. We are incorporating by reference the documents listed above and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the securities covered by this prospectus.

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   We will provide, without charge, to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to Investor Relations at Microtune, Inc., 2201 Tenth Street, Plano, Texas 75074, telephone number (972) 673-1600.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, along with other information, with the SEC. You may read and copy any document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.

   This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the securities offered. As permitted by the SEC's rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement.

   Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference.

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